AS FILED WITH THE COMMISSION ON APRIL 16, 1998              FILE NO. 333-45875

                U.S. SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                       Pre-Effective Amendment No. 1 to
                               FORM SB-2
                        REGISTRATION STATEMENT
                   UNDER THE SECURITIES ACT OF 1933

                            INNOVACOM, INC.
            (Name of small business issuer in its charter)

            NEVADA                       367                    88-0308568
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)     Classification Code)    Identification No.)

   3400 Garrett Drive, Santa Clara, California 95054; (408) 727-2447
     (Address and telephone number of principal executive offices)

   3400 Garrett Drive, Santa Clara, California 95054; (408) 727-2447
(Address of principal place of business or intended principal place of business)

           Mark C. Koz, President & Chief Executive Officer
                            InnovaCom, Inc.
                          3400 Garrett Drive
                    Santa Clara, California  95054
                            (408) 727-2447
       (Name, address and telephone number of agent for service)

                              Copies to:

                         Scott E. Bartel, Esq.
                          Eric J. Stiff, Esq.
                      Bartel Eng Linn & Schroder
                     300 Capitol Mall, Suite 1100
                     Sacramento, California 95814
                      Telephone:  (916) 442-0400

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following blocks and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                        CALCULATION OF REGISTRATION FEE


                                                      Proposed
                                          Proposed     Maximum
Proposed class of                         Maximum     Aggregate    Amount of
securities to be           Amount to be   Offering     Offering   Registration
registered                Registered{(1)} Price{(5)}    Price          Fee
-----------------         --------------- ----------  ----------  ------------
Common Stock, par value
$0.001 ("Common Stock")
Underlying 7% Convertible
Debentures                 5,111,904{(2)} $ 2.50{(5)} $ 12,779,760  $ 3,872.66

Common Stock to be issued
upon the exercise of
warrants                     750,000{(3)} $ 2.50{(5)} $  1,875,000  $   568.18

Common Stock underlying
Secured Promissory Note    2,750,000{(4)} $ 2.37{(4)} $  6,517,500  $ 1,974.80

Total                      8,611,904                  $ 21,172,260  $ 6,415.64*


*Of this amount, $4,260.60 was paid by wire transfer on February 5, 1998, and $180.24 was paid by wire transfer on February 6, 1998.


(1) Includes an indeterminate number of shares of Common Stock that may be issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 promulgated under the Securities Act of 1933.

     (2)  Based on the aggregate amount of  principal  on  the  7%  Convertible
Debentures (the "Debentures") and accrued interest for one year in the aggregate amount of $350,000. The Debentures convert at the lower of $3.47 per share or, (i) prior to April 22, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the
"Conversion Average Price"), or  (ii) from April 22, 1998 through May 21, 1998,
82.5% of the Conversion Average Price, or, (iii) after May 22, 1998 to December
22, 2002, 80% of the Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998, or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998 through May 21, 1998, and (iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. For the sole purpose of calculation of the registration fee, the average price of a share of Common Stock is based upon the average high and low price of approximately $2.50 per share as reported on the NASD OTC
Bulletin Board on February 5, 1998. The Company is contractually required to register 200% of the number of shares of Common Stock the Debentures, and interest thereon, are convertible into, as of February 6, 1998.

(3)   Includes  250,000  shares  of Common Stock underlying  warrants  with  an exercise price of $3.00 per share and 250,000 shares of Common Stock underlying
warrants with an exercise price of  $4.00  per  share.   Also  includes 250,000
shares of Common Stock underlying warrants with an exercise price  of $2.43 per share.

   (4) Represents the number of shares of Common Stock that may be issued  upon the  conversion  of a credit facility agreement (`Credit Facility') and secured promissory note ("Note")  dated  as of July 1, 1997.  The Note may be converted at the option of the holder, into  shares of Common Stock in an amount equal to
80% of the trading price of a share  of  Common Stock on the date an advance of
funds was made pursuant to the Credit Facility.   Assuming  the full conversion


of $5 million of principal and $500,00 in interest, the Note would convert into 2,750,000 shares based on a conversion price of $2.00 per share. (Based on 80% of average market price of $2.50 per share.) However, for the sole purpose of calculation of the registration fee, the per share price is based upon the average high and low price of $2.37 per share of Common Stock of InnovaCom on April 9, 1998, as reported on the NASD OTC Bulletin Board under the symbol
"MPEG."

   (5)   Calculated  in  accordance with Rule 457(c) of the Securities  Act  of
1933,  as  amended.   Estimated   for  the  sole  purpose  of  calculating  the
registration fee and based upon the  average  high  and  low price of $2.50 per share of Common Stock of InnovaCom on February 5, 1998, as reported on the NASD
OTC  Bulletin Board under the symbol "MPEG."

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT  ON SUCH DATE OR
DATES  AS  MAY  BE  NECESSARY  TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME  EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL  THE  REGISTRATION  STATEMENT  SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.


                                INNOVACOM, INC.
                             CROSS-REFERENCE SHEET
                    Pursuant to Item 501 of Regulation S-B
Registration Statement
ITEM NUMBER AND CAPTION                                 PROSPECTUS CAPTION

1.  Front of Registration Statement
    and Outside Front Cover Page of
    Prospectus                                 Front Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus                  Inside Front and Outside Back
                                               Cover Pages

3.  Summary Information and Risk               Prospectus Summary; Risk Factors
    Factors

4.  Use of Proceeds                            Use of Proceeds

5.  Determination of Offering Price            Not Applicable

6.  Dilution                                   Not Applicable

7.  Selling Security Holders                   Selling Stockholders and Plan of
                                               Distribution

8.  Plan of Distribution                       The Offering; Plan of
                                               Distribution

9.  Legal Proceedings                          Legal Proceedings

10. Directors, Executive Officers,
    Promoters and Control Persons              Management; Principal
                                               Stockholders; Selling
                                               Stockholders and Plan of
                                               Distribution

11. Security Ownership of Certain
    Beneficial Owners and                      Principal Stockholders; Selling
    Management                                 Stockholders and Plan of
                                               Distribution

12. Description of Securities                  Description of Securities

13. Interest of Named Experts and              Not Applicable
    Counsel

14. Disclosure of Commission
    Position on Indemnification for            Management:  Indemnification
    Securities Act Liabilities                 Matters

15. Organization Within Last Five              Certain Transactions
    Years

16. Description of Business                    Prospectus Summary; Business

17. Management's Discussion and
    Analysis or Plan of Operation              Management's Discussion and
                                               Analysis

18. Description of Property                    Facilities

19. Certain Relationships and                  Certain Transactions
    Related Transactions

20. Market for Common Equity and
    Related Stockholder Matters                Prospectus Summary

21. Executive Compensation                     Management

22. Financial Statements                       Consolidated Financial Statements

23. Changes in and Disagreements
    with Accountants on Accounting
    and Financial Disclosure                   Change in Accountants



   Subject to Completion, dated April 16, 1998
   Prospectus


                                           INNOVACOM, INC.
                                            COMMON STOCK

     The Selling Stockholders, as defined below, of InnovaCom, Inc., a Nevada corporation ("InnovaCom" or the "Company"), are hereby offering the following:
(i) the resale of shares of Common Stock issuable upon the conversion of 7%
Convertible Debentures in the aggregate principal amount of $5 million (the
"Debentures"), and interest thereon, (ii) the resale of 250,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $3.00 per share, (iii) the resale of 250,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $4.00 per share (the warrants described in (ii) and (iii) above are collectively referred to as the "Warrants"), (iv) the resale of 250,000 shares of Common Stock issuable upon the exercise of a warrant exercisable at $2.43 per share (the "Additional
Warrant"), and (v) the resale of shares of Common Stock issuable upon the conversion of the Promissory Note in the aggregate principal amount of $5 million (the "Note") and interest thereon. The Debentures are convertible into shares of the Company's Common Stock at a conversion price equal to the lesser of $3.47 per share or, (i) prior to April 22, 1998, 85% of the average closing bid price of a share of the Company's Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April 22,
1998 through May 21, 1998, 82.5% of the Conversion Average Price, or (iii) from
May 22, 1998 to December 22, 2002, 80% of the Conversion Average Price.  The
Debentures have a term of five (5) years, expiring December 22, 2002 (the "Due
Date"), and any remaining amounts of principal and accrued interest not previously converted or prepaid on the Debentures automatically converts into shares of the Company's Common Stock on the Due Date. The Debentures may be converted into shares of Common Stock at the option of the holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998 or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998 through May 21, 1998, and (iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. The Note may be converted, at the option of the holder, into shares of Common Stock at a conversion price equal to 80% of the trading price per share of the Company's Common Stock on the date an advance was made pursuant to the Credit Facility Agreement ("Credit Facility"). The Credit
Facility and Note expire on June 30, 1998. See "Selling Stockholders," "Plan of Distribution," and "Description of Securities - Debentures."

     JNC Opportunity Fund Ltd. ("JNC") acquired the Debentures and Warrants pursuant to a private placement. Pursuant to the terms of the private placement, the Company is contractually required to register the shares of Common Stock issuable upon conversion of the Debentures, and payment of interest thereon, and exercise of the Warrants. The Additional Warrants were acquired by Cardinal Capital Management, Inc. ("Cardinal") in consideration for their investment advisory services related to the private placement described above. The Note and Credit Facility, as amended, allows the Company to borrow up to $5 million and were entered into by the Company and Micro Technology S.A.
("Micro Technology") on July 1, 1997. The number of shares of Common Stock registered for resale herein and underlying the Note and Credit Facility includes approximately 500,000 shares intended to meet future advances and accrued interest which may be converted under the Note.


     JNC, Cardinal and Micro Technology are collectively referred herein as the "Selling Stockholders." The Company will not receive any proceeds from the resale by the Selling Stockholders of the shares of Common Stock and the shares of Common Stock underlying the Debentures, Warrants, Additional Warrant, and
Note (the "Shares").  See "The Offering," "Selling Stockholders" and "Plan of
Distribution."  The Company's Common Stock is traded on the NASD OTC Bulletin
Board ("OTC Bulletin Board") under the symbol "MPEG." On April 9, 1998, the average high and low price of a share of the Company's Common Stock was $2.37 as reported on the OTC Bulletin Board. The Debentures, Warrants, Additional
Warrant and Note are not traded on the OTC Bulletin Board or any other exchange or quotation system.


            THE COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                             SEE "RISK FACTORS" ON PAGE 5


                           THESE ARE SPECULATIVE SECURITIES.


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
               SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
                PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
               ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is April 16, 1998.



                                  PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

     InnovaCom, Inc., a Nevada corporation ("InnovaCom" or the "Company") is developing digital video compression and processing technology to provide broadcast quality encoded video utilizing the Motion Picture Experts Group
("MPEG") second generation standard for video and audio compression ("MPEG-2").
The Company's development includes single chips, multiple chips, circuit boards, software and complete digital video compression and processing systems.

     The Company has been a development stage company since its inception and is currently developing digital video compression and processing technology using existing third party three chip compression hardware. The Company intends to replace this three chip hardware with its own MPEG-2 single chip video encoder (the "DVImpact Chip") during 1998. After the design of the DVImpact Chip has been completed, it will be tested over several months along with the related digital video compression and processing components including the Company's circuit board and software. Assuming successful completion, the DVImpact Chip and related products will likely then go into volume production.
No assurance can be given that the Company will be successful in completing its DVImpact Chip and related products, or if completed, that such products will be commercially accepted.

     The Company was originally incorporated in Florida in March of 1993 and was essentially dormant until 1996. The Company's founder and Chairman, Mark
C. Koz, was also a founder of FutureTel, Inc., a Florida corporation
("FutureTel"). From 1994 until 1996, Mr. Koz collaborated on FutureTel's development of a video compression chip and related MPEG-2 technology which was termed the "Gecko" technology. In March of 1996 FutureTel licensed the Gecko technology to the Company in exchange for royalties, for a period of seven years and not to exceed $3 million, based on sales of digital video compression chips utilizing or derived from the Gecko technology. This non-exclusive worldwide license grants the Company the right to use, duplicate, modify and enhance the Gecko technology. The Company has applied certain aspects of the Gecko technology in its development of the DVImpact Chip.

     In July 1996, the Company merged with Jettson Realty Development
Corporation, a Nevada corporation ("Jettson"). The merger took the form of a share for share exchange, in which all of the shares of the Company were exchanged for a controlling block of shares of Jettson. Thereafter, the name of Jettson was changed to "InnovaCom, Inc." The Company's Common Stock currently trades on the OTC Bulletin Board under the symbol "MPEG." The merger between the Company and Jettson is currently the subject of litigation. See
"Legal Proceedings."





     In May 1997, the Company acquired Sierra Vista Entertainment, Inc., a
Nevada corporation ("Sierra Vista") in a share for share exchange by issuing 8,514,500 shares of its Common Stock to Sierra Vista shareholders.
Sierra Vista is seeking to become a motion picture production company and as a result of the acquisition, the Company gained access to approximately
$3 million of working capital and a credit facility of up to $3 million which was eventually increased to $5 million.

     The Company's principal offices are located at 3400 Garrett Drive, Santa Clara, California 95054 and the phone number is (408) 727-2447.
Unless otherwise indicated, reference to the Company or InnovaCom in this registration statement also includes its wholly-owned subsidiary Sierra
Vista.


SUMMARY OF RISK FACTORS

     Investment in the Company's Common Stock involves certain risks which should be carefully considered and evaluated, including but not limited to, the Company's operating losses, need for additional capital, dependence on the development of its single chip product, its ability to develop new products, the security interest in all of the Company's assets, and dependence on key personnel. For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors"

THE OFFERING

     The Company is registering for resale the shares of Common Stock issuable upon conversion of the Debentures, and accrued interest thereon, exercise of the Warrants and Additional Warrants, and conversion of the Note and interest thereon. The shares of Common Stock issuable upon conversion of the Debentures, and interest thereon, exercise of the Warrants and Additional Warrants and conversion of the Note, and interest thereon, may be sold in a secondary offering by the Selling Stockholders pursuant to this Prospectus. The Company will not receive any proceeds from the resale of the Shares. See "The Offering."

SUMMARY CONSOLIDATED FINANCIAL DATA

The unaudited summary consolidated financial data presented below should be read in conjunction with the more detailed financial statements of the Company and notes thereto along with the section entitled "Management's
Discussion and Analysis of Financial Condition and Results of Operations."



                                               YEARS ENDED DECEMBER 31
                                             1997                   1996
Statement of Operations Data:

  Revenues                              $    149,000        $             0
  Loss from operations                     9,613,446              8,152,116
  Loss before Income Taxes                10,819,780              8,192,595
  Net Loss                                10,822,980              8,193,395
  Basic and Diluted Loss per share               .60                   0.98
  Shares used in per share calculation    17,895,305              8,361,597

                                                 AS AT DECEMBER 31, 1997

Balance Sheet Data:

  Working Capital (deficit)                               $  (1,454,500)
  Total Assets                                                6,206,556
  Long-term debt                                              3,318,949
  Stockholders' equity (deficit)                          $  (2,900,434)



                             RISK FACTORS

     In addition to the other information presented in this Prospectus, the following  risk  factors  should  be considered carefully in evaluating the
Company and its business before purchasing the Common Stock offered hereby.
This Prospectus contains forward-looking  statements that involve risks and uncertainties.  The Company's actual results may differ materially from the
results discussed in the forward-looking statements.   Factors  that  might
cause such a difference include, but are not limited to, those discussed in
"Risk Factors" and elsewhere in this Prospectus.

    LIMITED OPERATING HISTORY.  Since its inception, the Company has
generated  nominal  revenues.   Its  primary activities to date have
been  the research and development of MPEG-2  products  for  digital video compression  and processing technology.  The Company's success is dependent upon the  development  and  marketing  of  its proposed products,  as  to  which  there  can be no assurance.  Unanticipated
problems,  expenses  and  delays  are   frequently   encountered  in
developing  new  products.   Other  factors  that  may  affect   the
development of products and their sales include, but are not limited to,  new or competing products developed by competitors, the need to develop  customer  support capabilities and market expertise, delays in  product development,  market  acceptance,  and  the  success  or
failure  of  sales  and  marketing  activities.   The Company has no
experience in bringing products to market in any substantial  manner and  the  failure  of  the  Company  to  meet  any of the conditions discussed  above  could have a materially adverse  effect  upon  the
Company's operations.   No  assurances can be given that the Company
can or will ever be profitable.   See  "Business"  and  "Managements
Discussion  and  Analysis  of  Financial  Condition  and Results  of
Operations."

    OPERATING LOSSES.  Since its inception, the Company has incurred losses.  For the years ended December 31, 1997 and 1996, the Company incurred  net  losses  of  $10,822,980  and  $8,193,395 and  had  an
accumulated  deficit  of $19,018,775 since inception.   The  Company
expects to continue to  incur losses and to continue to accumulate a deficit for at least the  first  two  quarters of 1998 and until the
Company  completely  develops and markets  its  products  and  gains
significant market acceptance.   No assurances can be given that the
Company will achieve profitability.   See  "Management's  Discussion
and Analysis of Financial Condition and Results of Operations."

     QUALIFIED  OPINION.   The  report of  the Company's independent
accountants  contains  an  explanatory   paragraph   regarding   the
Company's ability to continue as a going concern.  Among the factors cited  by  the  accountants  as  raising substantial doubt as to the
Company's ability to continue as a  going  concern include  the fact that the Company has no established source of  operating  income and that it has recurring losses from operations.

     NEED FOR ADDITIONAL CAPITAL AND DILUTION.  Development  of  new
products  require substantial capital.  The Company's future capital requirements  will  depend on many factors, including cash flow from
operations,  progress   in   developing   new   products,  competing
technological and market developments, and the Company's  ability to
successfully  market  its  products.   Because the Company currently
does not have significant revenues, and will not have revenues until it begins to market its products, the Company  will  be  required to raise additional capital through equity or debt financings  for  its
operations.   Any  equity financings could result in dilution to the
Company's then-existing  stockholders.   Sources  of  debt financing
will result in interest expense.  If the Company is unable  to raise additional  funds,  the  Company  may  be  required  to  reduce  its
operations.   See "Management's Discussion and Analysis of Financial
Condition and Results of Operations."

   LITIGATION INVOLVING  THE  COMPANY   The Company and its officers
and directors are  involved in a number of legal proceedings.   Such
litigation  includes  an  action  by  the  Company   against  former
directors  and  officers  of  the  Company  and  alleged   financial
consultants  to  the  Company   for, among other things,  breach  of


fiduciary duty, fraud, breach of  contract and RICO.  Three of these defendants have filed  cross-complaints  against the Company and its officers and directors.  Further, a former  employee  of the Company has filed an action for breach of contract, and an alleged  creditor
of the Company has filed an action for the repayment of monies.   As
a result of litigation, the Company will have to spend a substantial
amount  of  time  and   fees  in prosecuting and defending itself in
these matters.  See "Legal Proceedings."

     SECURITY INTEREST IN THE COMPANY'S  ASSETS.   The  Company  has
entered  into a $5 million Credit Facility and Note which expires on
June 30, 1998.   As  of  March 31, 1998, the amount of principal and
interest  outstanding  under   the  Credit  Facility  and  Note  was
$4,181,422.  The outstanding principal  and  interest  is secured by all  of  the  assets  of  the Company.  Therefore, in the event  the
Company is unable to repay the Credit Facility, the holder will hold a first-priority security interest  in  the  Company's  assets  upon
default.   The  holder  of the Note has indicated that it intends to
convert the Note into shares of Common Stock.  However, no assurance can be given that the holder  will  convert the Note.  If the holder does not convert the Note, the Company  will  be required to request the holder to extend the Note or seek some other source to repay the
Note.  No assurances can be made that the Company  will  be  able to repay  all  amounts  due  under  the  Credit  Facility and Note when required or that a default will not occur prior  to  repayment.  See
"Management's  Discussion  and  Analysis and Results of Operations."


    COMPETITION.  The digital video  and audio industry is marked by
numerous small as well as large competitors.   Some of the Company's
competitors include C-Cube Microsystems, Inc., IBM  and  LSI  Logic,
Inc.   Additionally, the Company competes in an industry segment  in which numerous competitors have substantially greater resources than
the  Company.   The  Company  believes  other  single  chip  encoder
products may enter the market prior to the Company's proposed single chip encoder.  No assurances can be given that existing or potential competitors  of  the  Company  will not develop products equal to or better than those developed by the  Company  or  that  such products will not receive greater market acceptance.  See "Business."

     DEPENDENCE  ON  INDEPENDENT  MANUFACTURERS/SUBCONTRACTORS   AND
SUPPLIERS  OF  COMPONENTS.   The  Company  does not maintain its own
manufacturing or production facilities, and does not intend to do so
in  the  foreseeable  future.   The  Company  anticipates  that  its
products will be manufactured and its components will be supplied by independent companies.  Many of these independent companies may also manufacture  and  supply  products  for the Company's  existing  and potential competitors.  The Company does  not  have any licensing or other  supply  agreements  with  its  manufacturers  and  suppliers.
Therefore,    the   Company's   suppliers   could   terminate  their
relationship with the Company at any time.  In the event the Company were to have difficulties with its manufacturers and  suppliers, the
Company  could  experience  delays  in  supplying  products  to  its customers.

    UNCERTAINTY OF MARKET ACCEPTANCE.  To date, the Company has  had minimal  sales  of  its products.  The Company's success will depend
upon  acceptance  of  its   products  by  the  technology  industry,
including independent third party  companies and the general public.
Achieving  such  acceptance  will  require   significant   marketing
investment.  No assurances can be given that the technology industry will  accept  the  Company's  existing and proposed products or,  if accepted, the level of acceptance.  See "Business."

      DEPENDENCE   ON   TECHNOLOGY  INDUSTRIES   AND   TECHNOLOGICAL
OBSOLESCENCE.  The digital video and audio industry is characterized by  extensive  research  and  development  and  rapid  technological changes, resulting in very  short product life cycles.  Further, the video  and audio industry is characterized  by  intense  competition
among  various   technologies   and   their  respective  proponents.
Development of new or improved products,  processes  or technologies may render the Company's products obsolete or less competitive.  The
Company will be required to devote substantial efforts and financial resources  to  enhance  its  existing  products  and to develop  new products.  No assurances can be given that competing products or new products or technology will not be developed rendering the Company's products and technology obsolete.

     DEPENDENCE ON MPEG-2 ACCEPTANCE AND CONTINUATION  AS  STANDARD.
The Company  has  focused  much  of  its  resources  on  the  MPEG-2 technology and the success of that standard will dramatically impact the  Company's  success.  No assurances can be given that the MPEG-2 standard will remain  in favor in the industry.  Furthermore, should the standard be modified  or  replaced,  no  assurances can be given that the Company's research and development work  will  successfully
transfer   to   an   alternative   standard.    See  "Business"  and
"Management's  Discussion  and Analysis of Financial  Condition  and
Results of Operations."

     RELIANCE  ON  OEM  CUSTOMERS   AND  RETAIL  DISTRIBUTORS.   The
Company's  success  will  depend to a significant  extent  upon  its ability to develop a distribution  system  with  original  equipment manufacturers  ("OEMs")  and  retail distributors to distribute  and sell the Company's products in  the  marketplace.  No assurances can be  given  that  the  Company will be successful  in  obtaining  and retaining the OEM customers  and  retail distributors it requires to continue to grow and expand its marketing and sales efforts.

    PROTECTION OF INTELLECTUAL PROPERTY.  The Company currently does not hold any patents.  The Company  has  a  non-exclusive  worldwide license from FutureTel to manufacture, use, sell and otherwise  deal
with  the  Gecko  video  compression  technology.   If  the  Company
completes its acquisition of Intelligent Instruments Corporation, it may  become  the  holder  of  a patent for a proprietary set-top box design and a pending patent for  a  proprietary  server design.  See
"Business  -  Intelligent  Instruments  Corporation."   The  Company
currently holds certain trademarks on the  Company's  name  and  the names of certain products.

     No  assurances  can  be  given  that  another  company will not attempt  to  infringe upon any current or future licenses,  patents, patent applications, trademarks, or copyrights of the Company or its products and technology  or  that  the Company may not inadvertently infringe  upon  any  current  or future  licenses,  patents,  patent applications, trademarks, or copyrights  of  another  company or its
products   and  technology.   Such  infringement  could  result   in
protracted and  costly  litigation  and  sales  losses.  Further, no assurances  can be given that others will not independently  develop products or technology  that  are equivalent or superior to those of the Company or that such products  will  not  utilize  the  same  or similar  technology  developed  by the Company, whether protected or unprotected by a license or patent.

     NECESSITY  TO  MAINTAIN  CURRENT  PROSPECTUS;  STATE  BLUE  SKY
REGISTRATION REQUIRED TO EXERCISE  WARRANTS.   The  shares of Common
Stock issuable on exercise of the Warrants, Additional  Warrants and
Note have been registered with the Commission.  The Company  will be required from time to time to file post-effective amendments to  its registration  statement  in  order  to maintain a current prospectus covering the issuance of such shares  upon  exercise of the Warrants and Additional Warrants and conversion of the Note.  The Company has undertaken to make such filings and use its best  efforts  to  cause such  post-effective  amendments  to  become  effective.  If for any reason a required post-effective amendment is not filed, it does not become effective or its not maintained, the holders of the Warrants,
Additional Warrants and Note may be prevented from  exercising their
Warrants or convert their Note.  Holders of the Warrants, Additional
Warrants and Note have the right to exercise the Warrants or convert the  Note  only  if  the  underlying  shares  of  Common  Stock  are qualified,  registered  or exempt from registration under applicable securities laws of the state  in  which  the  various holders of the
Warrants, Additional Warrants and Note reside.   The  Company cannot
issue shares of Common Stock to holders in states where  such shares
are  not  qualified,  registered  or  exempt.   See "Description  of
Securities."

     CONCENTRATION  OF  STOCK  OWNERSHIP.   Upon completion  of  the
offering,   the   present   directors,   executive   officers,   and
stockholders owning more than 5% of the outstanding Common Stock and their  respective  affiliates  will  beneficially  own approximately
28.97% of the outstanding Common Stock of the Company.   As a result
of their ownership, the directors, executive officers, and more than
5%  stockholders  and their respective affiliates collectively  will have  substantial  control  of  all  matters  requiring  stockholder approval, including  the  election  of  directors  and  approval  of significant corporate transactions.  Such concentration of ownership may  also  have  the  effect  of  delaying or preventing a change in
control   of   the  Company.   See  "Principal   Shareholders"   and
"Description of Securities."

    POSSIBLE DILUTION  FROM  DEBENTURES, WARRANTS, AND A NOTE. As of
the date of this prospectus, there  will  be  Debentures,  Warrants,
Additional  Warrants  and  a  Note outstanding to purchase up to  an aggregate  of 8,104,262 shares of  Common  Stock,  including  up  to
5,111,904  shares   underlying   the   Debentures,   500,000  shares
underlying   the  Warrants,  250,000  shares  underlying  Additional
Warrants and 2,242,358 shares underlying the Note.  Depending on the current market  price  per  share  of  Common  Stock, holders of the
Debentures, Warrants, Additional Warrants and Note  may  be  able to purchase  shares  of  Common  Stock at a price less than the trading price of the Common Stock with a resulting dilution of the interests to  the  other stockholders.  Because  of  this  potential  dilutive effect, the  Debentures,  Warrants, Additional Warrants and Note may
have a detrimental impact on  the  terms under which the Company may obtain financing through a sale of its  Common  Stock in the future.
Any  evaluation  of  the  favorability  of market conditions  for  a subsequent stock offering by the Company  must take into account any outstanding Warrants, Additional Warrants and Note.

    POSSIBLE VOLATILITY OF SECURITIES PRICES.   The trading price of
the Company's Common Stock could be subject to wide  fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company  or  its competitors,  changes in financial estimates by securities analysts, the operating and  stock  price  performance of other companies that investors may deem comparable to the  Company,  and  other events or
factors.   Moreover, in some future quarter the Company's  operating
results may  fall  below the expectations of securities analysts and investors.  In such  event, the market price of the Company's Common
Stock  would  likely  be  materially  and  adversely  affected.   In
addition, the stock market  in  general,  and  the market prices for high-tech related companies in particular, have  experienced extreme
volatility   that   often   has  been  unrelated  to  the  operating
performance of such companies.   These  broad  market  and  industry
fluctuations may adversely affect the trading price of the Company's
Common  Stock,  regardless  of  the Company's operating performance.


    PENNY STOCK REGULATIONS.  The Securities and Exchange Commission
(the "Commission") has adopted regulations  which  generally  define
"penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company's securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors
(generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser's written agreement of the transaction prior to the sale.
Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also affect the ability of purchasers to sell their shares in the secondary market.

     DEPENDENCE  ON  KEY  PERSONNEL.  The Company's  performance  is substantially dependent on the performance of its executive officers and key personnel and on its  ability  to  retain  and motivate such
personnel.   The  loss  of  any  of   the  Company's  key personnel,
particularly  the  Company's  founder  Mark  C.  Koz,  could have  a
material   adverse  effect  on  the  Company's  business,  financial
condition and  operating  results.   The Company's success will also
depend  upon  its  ability to hire and retain  additional  qualified personnel. No assurance can be given that the Company will be able to hire or retain such qualified personnel.


                             THE OFFERING

     JNC is offering for resale shares of the Company's Common Stock issuable upon conversion of 7% Convertible Debentures in the aggregate principal amount of $5 million (the "Debentures") and interest thereon. The Debentures convert at the lower of $3.47 per share or, (i) prior to April 22, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April
22,  1998  through  May  21, 1998, 82.5% of the  Conversion  Average
Price, or (iii) after May  21, 1998 to December 22, 2002, 80% of the
Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of the holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998, or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998 through May 21, 1998, and (iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. The Debentures have a term of five (5) years, expiring
December 22, 2002 (the "Due Date"), and any amounts of principal and accrued interest, not previously converted or prepaid, on the Debentures automatically converts into shares of Common Stock on the Due Date.

     In  addition,  JNC  is  offering  for  resale  shares  of Common Stock issuable  upon  exercise of the Warrants, as defined below, by  the  holder thereof.  JNC may  acquire  250,000  shares  of Common Stock at an exercise price of $3.00 per share and may acquire an additional  250,000  shares  of
Common  Stock  at  an  exercise  price  of  $4.00  per share (collectively,
referred to as the "Warrants").   Cardinal is offering  for  resale 250,000
shares  of  Common Stock issuable upon exercise of warrants at an  exercise price of $2.43  per share (the "Additional Warrants").  No assurance can be given that any of the Warrants or Additional Warrants will be exercised.

     The Debentures and Warrants were issued to JNC pursuant to a private placement completed on December 22, 1997, and the Additional Warrants were issued to Cardinal in consideration for investment advisory services provided in connection with such private placement.

     MicroTechnology is  offering for resale shares of the Company's
Common Stock issuable upon  conversion  of  a Promissory Note in the aggregate  principal  amount of up to $5 million  (the  "Note")  and interest thereon.  The  Note  was issued in connection with a credit facility agreement, in any amounts not to exceed $5 million ("Credit
Facility").  The Note may be converted, at the option of the holder, into shares of Common Stock in an amount equal to 80% of the trading price of a share of Common Stock on the date an advance of funds was
made pursuant to the Credit Facility.   The Note and Credit Facility
expire  on  June  30, 1998.  As of March 31,  1998,  the  amount  of principal and accrued interest outstanding under the Note and Credit
Facility was $4,181,422  and  may  convert  into 1,742,358 shares of
Common Stock at an average conversion price of $2.40.

     The  shares  of Common Stock issuable upon  conversion  of  the
Debentures (including  accrued  interest  thereon), upon exercise of the Warrants and Additional Warrants and the Note (including accrued interest thereon) (the "Shares") may be sold in a secondary offering
by  the  holders thereof pursuant to this Prospectus.   The  Company
will not receive  any  proceeds from the resale of the Shares by the
Selling Stockholders.


     Pursuant to the terms of the private placement with JNC and the Credit Facility with Micro Technology, the Company is contractually required to register the shares of Common Stock issuable upon the conversion of the Debentures and payment of interest thereon and upon the exercise of the Warrants.


                            USE OF PROCEEDS

     The Company will not receive any proceeds from the resale of the shares of Common Stock underlying the Debenture, Warrant, Additional Warrant, and Note by the Selling Stockholders.


                            DIVIDEND POLICY

     The Company has not declared  or  paid  any  cash  dividends since its inception.  The Company currently intends to retain future earnings for use in  the  operation  and  expansion of the business.  The Company  does  not
intend  to  pay  any  cash  dividends   in  the  foreseeable  future.   The
declaration of dividends in the future will  be  at  the  discretion of the
Board of Directors and will depend upon the earnings, capital requirements, and financial position of the Company.


                      PRICE RANGE OF COMMON STOCK

     The  Company's  Common  Stock began trading on the OTC Bulletin
Board under the symbol "MPEG"  on  July  15,  1996.   The  following
quotations  reflect  inter-dealer  prices,  without  retail mark-up, mark-down  or  commission and may not represent actual transactions.
The high and low prices of the Company's Common Stock on a quarterly basis for the past two fiscal years are as follows:

QUARTER                      HIGH                LOW

September 30, 1996           $8.13               $1.25
December 31, 1996            $9.25               $4.25
March 31, 1997               $6.19               $1.63
June 30, 1997                $5.06               $2.44
September 30, 1997           $4.38               $2.38
December 31, 1997            $3.63               $2.38





                 SELECTED CONSOLIDATED FINANCIAL DATA

     The  selected   consolidated   statement   of  operations  data
presented below for the years ended December 31,  1996 and 1997, are derived  from  and  should  be  read  in conjunction with  the  more detailed financial statements of the Company  and the notes thereto, which  have  been  audited  by  Hein  + Associates LLP,  independent auditors,  whose report is included elsewhere  in  this  Prospectus.
The selected  consolidated  financial data presented below should be read along with the section entitled  "Management's  Discussion  and
Analysis  of  Financial  Condition  and Results of Operations" which follows this section.

                                                   YEARS ENDED DECEMBER 31,
                                                1997                    1996
Statement of Operations Data:
Revenues:                                  $     149,000           $         -
Costs and expenses:
  Cost of Goods Sold                              52,538                     -
   Research and development                    4,388,180             2,711,028
   Production expenses                            36,235                     -
   Selling, general and administrative         5,285,493             5,441,088
Total costs and expenses                       9,762,446             8,152,116
Operating Loss                                 9,613,446             8,152,116
Interest expense, net                          1,203,775                 8,989
Income tax expense                                 3,200                   800
Net loss                                      10,822,980             8,193,395
Basic and Diluted net loss per share:               0.60                  0.98
Shares used in per share calculations         17,895,305             8,361,597

                                                      AS AT DECEMBER 31,
                                                 1997                   1996
Balance Sheet Data:
     Working capital (deficit)               (1,454,500)            (1,243,756)
     Total assets                             6,206,556                215,996
     Long-term debt                           3,318,949                     -
     Stockholders' equity (deficit)          (2,900,434)            (1,040,467)



                   MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OR PLAN OF OPERATIONS


     The following sections discuss the Company's financial condition and  results  of  operations based upon  the  Company's  consolidated financial statements  which  have  been  prepared  in accordance with generally  accepted  accounting  principles.  The following  sections also  contain  forward-looking  statements  that  involve  risks  and uncertainties.  The Company's actual  results  may  differ materially
from   the  results  discussed  in  the  forward-looking  statements.
Factors  that  might  cause  such  a  difference include, but are not limited to, those discussed in "Risk Factors"  and  elsewhere in this
Prospectus.

GENERAL

     The  Company  is  a development stage company with  a  principal
focus  in  digital  video  compression   and   processing  technology
compliant with MPEG-2 standards.  The Company is currently developing chips, boards and systems for targeted potential customers.  In 1997, the  Company  merged with Sierra Vista, a Nevada corporation  in  the development stages  of  production and distribution of feature length films.

     The Company plans to  make the transition from development stage
to full production and sale  of  products  in  1998.   The  Company's
single-chip  MPEG-2  encoder,  the  DV2100 MPEG-2 encoder board,  and numerous system level products are at  advanced stages of development and are expected to begin significant volume  shipment  in  the  near
future.    Management   anticipates  that  the  Company  will  become
profitable in 1998, but that  continuing  operating  losses  early in
1998  combined  with  the  requirements  of increased inventories and
accounts  receivable will require additional  funding  in  1998.   No
assurances  can  be  given that the Company will become profitable or such additional funding  will  be available or, if available, that it will be on terms favorable to the Company.

     Product development in 1998  is  planned  to  continue  in areas complimentary  to the Company's pending product sales.  These product development efforts  are  expected  to  include  updated  versions of
previously   released   products   with  enhanced  feature  sets  and
functionality, products that will compliment other existing products, and products that will broaden product  lines  to  address additional market niches.  Management anticipates significant increases  in  the staffing  in  its research and development efforts and in production, marketing, sales and administration.

     Management  of  Sierra  Vista  does  not  anticipate significant
revenues  during  the remainder of the fiscal year.   No  significant
increases in permanent  employees  and  no  significant  purchases of
equipment are anticipated.   Sierra Vista's operations are  dependent
on receiving adequate working capital from InnovaCom.

     The Company does not believe that inflation will have an impact on its results of operations and does not believe that its business is seasonal.

RESULTS OF OPERATIONS

     The  following   discussion  and  analysis  should  be  read  in
conjunction with the Company's  consolidated financial statements and the notes thereto and other financial  information included elsewhere in this Prospectus.


YEAR ENDED DECEMBER 31, 1997 COMPARED TO DECEMBER 31, 1996

REVENUES

     Revenues for the year ended December 31, 1997 were $149,000 as compared to zero for the year ended December 31, 1996. The revenues in 1997 were from shipments of developer systems to five customers who purchased the systems to begin development of their own software in anticipation of the Company's commercial release of its board encoding products. The Company's products were at an earlier stage of development in 1996, and accordingly there was no revenue.

GROSS MARGINS

     Gross margins were approximately $96,000, or 64% of revenues, for the year ended December 31, 1997, as compared to zero for the year ended December 31, 1996. The gross margin percentage in 1997 is not necessarily representative of the margins that the Company expects on its products when commercial shipments to customers begin sometime in the future.

RESEARCH AND DEVELOPMENT

     Research and development expense in the  year ended December 31,
1997  totaled  approximately  $4,388,000.  This was  an  increase  of approximately $1,677,000, or 62%,  from  the research and development
expense  for the year ended December 31, 1996.   The  change  results
principally  from  an  increase  in  the  number  of employees in the research  and  development group and an increase in the  period  that these people were working (activity in the first half of 1996 was low because the Company did not receive significant funding until July of
1996),  which  increased  payroll  by  approximately  $1,394,000  and
required  the  Company   to   recognize   approximately  $732,000  in
compensation expense in connection with the issuance of stock options or common stock to employees in accordance with Accounting Principles
Board Opinion 25.  This increase was partially  offset by a reduction of  approximately  $775,000 in the amount of purchased  research  and development expenses in 1997 relative to 1996.

PRODUCTION EXPENSES

     Production expenses of approximately $36,000 were related to Sierra Vista. InnovaCom had no similar expenses during 1996.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses were  approximately
$5,285,000 for the year ended December 31, 1997, which was a decrease of  approximately  $156,000,  or  3%,  from  approximately $5,441,000
during  the  same  period  in  1996.   The  total  in  1996  included
approximately  $3,396,000 in expense  recognized in conjunction  with the issuance of  Common  Stock and stock options at prices below fair
market value to various consultants.   This expense was approximately
$647,000  in  1997.   Currently,  some of the  Common  Stock  options
granted  to consultants are subject  to  litigation.   Excluding  the
$3,396,000  in  1996  and  $647,000  in  1997,  selling,  general and administrative  expense  would  have  been  approximately  $2,593,000 higher  in 1997 than in 1996, an increase of 127%.  This increase  is related to  an increase in the number of employees and an increase in the period of  time  they  were  present  in  1997  relative to 1996,
$484,000  in  expenses related to Sierra Vista which was  present  in
1997  but not in  1996,  and  increases  in  legal  and  auditing  of approximately $559,000 and travel expenses of approximately $172,000.



INTEREST INCOME

     Interest  income  increased from approximately $2,000 in 1996 to
approximately $10,000 in  1997.   This  increase  reflects the return
from the temporary investment of surplus cash.

INTEREST EXPENSE

     Interest  expense  substantially  increased  from  approximately
$11,000  during  the  year  ended December 31, 1996 to  approximately
$1,214,000  for the year ended  December  31,  1997.   This  increase
resulted primarily  from  the credit facility created in 1997 against which the Company had drawn  approximately $3,982,000 of principal as of December 31, 1997.  The outstanding balance of the credit facility may be converted into Common Stock  of  the  Company at a discount to
the market price of a share of Common Stock.   Accordingly, the value
of this discount, approximately $1,021,000 at December  31,  1997, is recorded as interest expense.

INCOME TAX EXPENSE

     Income tax expense for the year ended December 31, 1997 was approximately $3,000 as compared to approximately $1,000 for the same period in 1996. This increase was related to the merger with Sierra
Vista which increased the minimum franchise tax payable to the State of California.

LIQUIDITY AND CAPITAL RESOURCES

     As  of   December  31,  1997,  the Company had negative  working
capital of $1,454,500.  At this time,  the Company has no substantial revenues, and does not anticipate any substantial  revenues until the
Company is able to complete and sell its products.  Historically, the
Company has raised funds through equity and debt financings  to  fund
its   operations   and   provide   working  capital  to  it  and  its
subsidiaries.  It is anticipated that  the  Company  will continue to finance  its  operations  and  those  operations  of its subsidiaries through equity and debt financings.

     The Company will require additional working capital  to fund its operations  and  the  operations  of  its  subsidiaries.  The Company intends  to  fund  its  requirements  through the  issuance  of  debt obligations and, to a lesser extent. the  issuance  of  Common  Stock
The Company is currently in discussions with  institutional investors
to   finance   the   Company  through  the  issuance  of  convertible
debentures.  No assurance  can  be  given  that these discussions and negotiations will lead to the financing of the Company.  In the event that the Company is unable to obtain adequate  financings, there will be  a material adverse effect on the Company's ability  to  meet  its business objectives.

     Net  cash  used  in  operating  activities totaled approximately
$7,106,000  during fiscal 1997 and  $1,970,000  during  fiscal  1996.
Net cash used  during  fiscal  1997 and 1996 primarily related to the
Company's  losses  of  approximately   $10,823,000   and  $8,193,000,
respectively.  The net loss during 1997 was offset by  non-cash items
relating   to interest expense from the discount resulting  from  the beneficial conversion  feature  of  the credit facility, compensation expense  recognized  upon the issuance  of  Common  Stock  and  stock options, and the acquisition of technology for Common Stock expensed.
The net loss during fiscal  1996  was  offset by compensation expense related  to  the  issuance  of Common Stock  and  stock  options  for compensation  and the acquisition  of  technology  for  Common  Stock expensed.

     Net  cash  flows  provided  from  financing  activities  totaled
approximately  $9,217,000   during   fiscal   1997   as  compared  to
approximately  $2,269,000  during  1996.   During  fiscal  1997,  the
Company  received  approximately  $2,917,000  in connection with  the acquisition  of  Sierra  Vista Entertainment, approximately  $665,000 from the sale of Common Stock  to  an  investor,  $4,609,000 upon the issuance  of  debentures  and $3,982,000 drawn down from  the  credit
facility.  This cash received  was  offset  by   the  acquisition  of


property  and  equipment  of  approximately  $768,000.  During fiscal
1996, the Company received approximately $2,224,000 from the sale of its Common Stock, offset by an advance to a related party of approximately $94,000 and the acquisition of property and equipment of approximately $205,000.

     As  of  December  31,  1997,  the  Company's  debts consisted of
advances   against  a  $5,000,000  credit  facility  granted   by   a
shareholder  with a principal balance of approximately $3,982,000 and
accrued interest  of  approximately  $101,000.   This note matures on
June 30, 1998, bears interest at 10% per annum and  is  secured  by a first-priority  security interest in essentially all of the Company's assets.  The principal  and  interest  on this credit facility can be converted at the lender's option into Common  Stock of the Company at a  20% discount to the market price of the stock  at  the  date  that individual  advances  were  made  to  the  Company  under this credit facility.

     In  addition,  as of December 31, 1997, the Company  issued   $5
million  in  the  aggregate   of   convertible  debentures  receiving
approximately $4,609,000 in net proceeds.  The convertible debentures
bear interest at 7% and are due  December  22, 2002.   The debentures
are convertible into Common Stock in increments  of  one-third;  one-
third   may  be convertible upon the earlier of the effective date of this registration statement or after the 120th day after the original issue date; one-third  after  the  120{th}  day of the original issue date but prior to the 150{th} day from the original  issue  date; and
one-third  after  the  150{th} day from the original issue date.   In
connection with the private placement, the Company issued warrants to purchase 250,000 shares of Common Stock at $2.43 per share.

     In July 1997, the Company retained the services of an investment advisor to assist in the  raising  of  up to $15 million in a private placement.  In connection with these services,  the  Company  granted options  to  purchase  400,000  shares  of  Common Stock at $2.50 per
share.   200,000  of  the options were exersicable  upon  grant,  the remaining will be exercisable  upon  the  completion of a $15 million
private  placement.   In  March  1998,  the  Company  terminated  the
relationship with the advisor.

     IMPACT  OF  THE YEAR 2000 ISSUE.  The Year  2000  Issue  is  the
result of computer  programs  being  written  using two digits rather than four to define the applicable year.  Any of  the  Company's,  or its  suppliers'  and  customers'  computer  programs  that have date-
sensitive software may recognize a date using "00" as the  year  1900 rather  than  the year 2000.  This could result in system failures or miscalculations  causing  disruptions  of operations including, among other  things,  a temporary inability to process  transactions,  send invoices, or engage in similar normal business activities.

     The majority of the Company's operations are based on PC application and the Company believes that its software is year 2000 compliant. The Company has not yet identified any year 2000 problem but will continue to monitor the issues. No assurances can be given that the year 2000 problem will not occur with respect to the Company's computer systems.

     Neither the Company nor its subsidiary have initiated formal communications with significant suppliers and large customers to determine the extent to which those third parties' failure to remedy their own Year 2000 Issues would materially effect the Company and its subsidiaries. The Company has not received any indication from its suppliers and large customers that the Year 2000 Issue may materially effect their ability to conduct business and the Company has no current plans to formally undertake such an assessment.



                              BUSINESS

CORPORATE INFORMATION

     The Company was originally incorporated in Florida in March of 1993 as a research and development company and was essentially dormant until 1996. In March of 1996, the Company began to emphasize the development of broadcast quality encoded video utilizing the Motion Picture Experts Group ("MPEG") second generation standard for video and audio compression ("MPEG-2") and obtained a license from FutureTel, Inc to utilize portions of its development of a video compression chip and related MPEG-2 technology, termed the "Gecko" technology. From 1993 until 1995, Mr. Mark C. Koz, the Company's founder and Chairman, was also a shareholder in and an officer and director of FutureTel and assisted in the development of the Gecko technology. Mr. Koz terminated his relationship as an officer, director and shareholder of FutureTel and, in connection with his departure, FutureTel licensed the Gecko technology to the Company in exchange for royalties, for a period of seven years and not to exceed
$3 million, based on sales of video compression chips utilizing or derived from the Gecko technology. The Company has applied certain aspects of the Gecko technology in its development of its single chip video encoder, the DVImpact Chip.

     In July 1996, the Company merged with Jettson Realty Development
Corporation, a Nevada corporation ("Jettson"). The merger took the form of a share for share exchange, in which all of the shares of the Company were exchanged for approximately 52% of Jettson. The merger was accounted for under the reverse take-over method of accounting.
Thereafter, the name of Jettson was changed to "InnovaCom, Inc."  The
Company's Common Stock currently trades on the OTC Bulletin Board under the symbol "MPEG." The merger between the Company and Jettson is currently the subject of litigation. See "Legal Proceedings."


     In May 1997, the Company  acquired  Sierra  Vista Entertainment,
Inc.,  a  Nevada  corporation ("Sierra Vista") in a share  for  share exchange by issuing  8,514,500  shares  of its Common Stock to Sierra
Vista  shareholders.   Sierra  Vista is a motion  picture  production
company and as a result of the acquisition, the Company gained access to approximately $3 million of working  capital and a credit facility of up to $5 million.

     The  Company  is  developing  digital  video   compression   and
processing technology to provide broadcast quality video encoding and processing  products  and systems utilizing the MPEG-2 standard.  The
Company's development includes  single chips, multiple chips, circuit
boards,  software,  and  complete  digital   video   compression  and
processing  systems.   The  Company  is currently developing  digital
video  compression  and processing technology  using  existing  third
party  three  chip compression  hardware.   The  Company  intends  to
replace this three  chip  hardware  with  its  own  single chip video encoder, the DVImpact Chip, during 1998.

DIGITAL VIDEO INDUSTRY OVERVIEW

     In  the  past,  video  images were transmitted and stored  using
almost  exclusively  analog  formats.    Digital   video  technology,
including the Company's technology, has been developed  more recently and  provides  several  benefits  over  analog.  For example,  unlike analog,  digital  video  can  be  compressed,  providing  significant
storage and transmission efficiencies.   Further,  digital  video can
generally  be duplicated and transmitted without significant loss  of quality.

     The Moving  Picture Experts Group ("MPEG") was formed in 1988 to develop a worldwide  industry  standard  for  digital  compression of
video.   In  1991,  the  MPEG  committee adopted  the first technical standard of digital video compression for full video motion for personal computers, which is known as "MPEG-1."

     The MPEG  committee  determined  that  a  higher quality digital
video  standard  was needed for broadcast quality  video.   The  MPEG
committee eventually  adopted  the second generation standard of MPEG
for  video  and  audio  compression  ("MPEG-2").   The  MPEG-2  video
compression standard defines  the  standard  applicable  to broadcast quality video which may permit effective storage and transmission  of digital video.

THE COMPANY'S PRODUCTS AND TECHNOLOGY

     Currently,  the  Company is utilizing existing third party three chip  compression  hardware  in  development  of  its  digital  video
compression  and  processing  technology.   The  Company  intends  to
replace this three  chip  hardware  with  its  own  single chip video encoder, which has been termed "DVImpact," along with  the  Company's development  of  a  circuit  board  and software for providing MPEG-2 video encoding.

     The DVImpact Chip and related video compression hardware and software, which is the subject of patent application docket numbers
2056 and 2057, has applied certain aspects of the Gecko technology which was licensed from Future Tel in 1996.

     Under the License Agreement, the Company has the rights to use, duplicate, distribute, modify and enhance the technology for the development, manufacture and distribution of its products and to sublicense the technology to others for the enhancement, development, manufacture and distribution of its products. The Company also holds trademarks on the Company's name and the names of certain products under development.

     The Company develops  core  technologies  and  methodologies for digital  video  compression  and  processing technology applications.
The Company's adherence to MPEG-2 non-proprietary "open standards" is anticipated to help  facilitate customers'  flexibility in developing
solutions  based  on the Company's products under  development.   The
Company believes adherence to the open standards may, therefore, help customers' products  meet time-to-market requirements.  The following are products currently under development by the Company.

     DVIMPACT  SINGLE  CHIP   MPEG-2   ENCODER   is  currently  under
development  and  is  designed  to  provide real time encoding  of  a digital video input and to generate a  compressed  data  stream  that management  believes  will be smaller and of better quality than that
of competing solutions.   With  minor modifications, the same chip is
designed to act as a high quality  MPEG-1  encoder  for  applications compliant with MPEG-1 standards.  The Company anticipates  using  the
DVImpact  in  its  own  board  and  systems level products as well as selling the chip on a merchant basis  into  appropriate applications.
Management believes that the DVImpact will address needs in a variety of different markets and that customers will  perceive  advantages in the DVImpact over competing solutions both included in the  Company's other products and as a stand alone merchant product.

     In  connection with the development of the DVImpact single  chip
MPEG-2 encoder,  the Company entered into an agreement with a Company to manufacture the  Company's  chip.  The agreement calls for payment of $225,000 for design and manufacture  of  the chip.  As of December
31,  1997,  the  Company  made  a $90,000 non-refundable  deposit  to
TriTech  Electronics,  Inc.  for  the  start  of  design  work.   The
remaining amounts are due upon shipment of prototypes.


     DV-2110 MPEG-2 ENCODER BOARD,  currently  under  development, is designed  to act as the system interface, i/o manager, and  host  for
the DVImpact  chip,  or  other  MPEG-2  encoder  chips.   The Company
intends  to  use  the  DV-2110  imbedded  in  the  Company's  systems products,  and  to  sell  the  board  as  a stand alone component, or packaged with certain Company-developed software as an OEM product to customers in markets that the Company does not currently service with
its  own  system  level  products.   The  board  is  intended  to  be
compatible  with  personal  computers  running  Windows   95  and  NT
operating systems, and to operate with a variety of video compression hardware.  Its modular design and flexible architecture are  designed to  allow  it  to function in a wide range of digital audio and video applications in  many  different  hardware and software environments.


     TRANSPEG<trademark> AND MAVNET<trademark> SYSTEMS-LEVEL PRODUCTS are currently in advanced stages of  development and are designed for
professional   broadcast  markets.   This   includes:   A   line   of
interchangeable  digital  multi-channel  transmissions  products that incorporate  compressed video and transmit on multiple digital  video
broadcast  standards;   a   digital  broadcast  player/recorder  that
incorporates  MPEG-2 video compression;  and  MPEG-2  instrumentation cluster for vector  scope  and waveform monitoring; and MPEG-2 multi-
channel  encoding  system;  and  a  corporate  DVD  authoring  system
utilizing MPEG-2 video compression.   These  products are intended to
provide  digital  video processing technology to  customers  who  are facing the conversion  from  analog  to  digital broadcast technology while maintaining the look and feel of the  interface  that the users have  known  on their analog tools.  One potential application  is  a system designed  specifically  for broadcasters for use in producing, downloading, editing and delivering  digitally  compressed  broadcast quality video.  However, the Company believes that a complete  MPEG-2 digital  video compression system could also be utilized by end-users in producing a variety of other video and audio programs.

SALES AND MARKETING

     The Company  intends  to market its systems and products through its  own  sales  force  and through  the  use  of  independent  sales representatives.  Currently,  the  Company is emphasizing the sale of its system based solutions to the video  broadcast  industry  through direct  sales  calls from the Company's sales force and by attendance
at national and  international  trade  shows.   Because the Company's
systems and products have been in the development  stage, the Company has  not  achieved  significant  revenue  from  sales  and  does  not anticipate  significant  sales  revenue  until  its  products  become available in commercial quantities.

MARKET FOR THE COMPANY'S PRODUCTS

     The  markets  for the Company's systems and products  using  its digital video compression  technology can be divided into three broad
markets:   video  applications   in  communications,  especially  the
broadcast  market;  video  applications  in  computers  and  computer
networks;  and  video  applications  in  consumer  electronics.   The
Company intends to market  its  products  in all three broad markets, but  will  initially emphasize video applications  in  communications targeting the  analog  to  digital conversion of television broadcast technology.

     VIDEO APPLICATIONS IN COMMUNICATIONS

     Digital video compression is currently used in several new applications in the communications market, including the conversion from analog to digital television, increase transponder capacity on satellite DBS networks, and wired and wireless cable networks.

     The Company intends to initially  emphasize the marketing of its systems solutions to the analog television  broadcast  station  which desires  to  convert  to  the  transmission  of digital television in
accordance   with   the   mandates   of  the  Federal  Communications
Commission.  Most analog television stations  must convert to digital transmission within the next six years. The Company is in the final stages of development of a full product line targeting the video compression needs of television broadcast stations converting from analog to digital transmissions.

     The first full-scale digital video transmission systems to achieve full deployment were a series of DBS networks (Direct
Broadcast Satellite television). Through the use of digital video compression technology on high-power Ku-band satellites, DBS networks typically provide 100 or more channels to large geographical areas.
The Company intends to target this market once its DVImpact Chip is commercially available through the development of video and audio compression and multiplexing systems which are intended to have the capability of increasing the number of video channels available to networks over existing satellite transponders.

     The wireless cable or MMDS networks involve a local "line-of-sight" broadcast network which broadcasts video over much shorter distances from a stationary ground-based antenna directly to small receiving antennas placed at each subscriber's home. Wireless cable or MMDS systems are typically deployed in areas where there may not be an existing wired cable system or as an alternative to existing wired cable systems in high-density urban centers. The Company intends to target this market once its DVImpact Chip is commercially available through the development of video and audio compression and multiplexing systems which are intended to have the capability of increasing the number of video channels available to wireless networks using the same amount of radio spectrum.

     Wired cable networks, which include such varied architectures as switched  digital  video,  fiber  to the curb (FTTC), HFC and twisted pair schemes such as ADSL and HDSL, are currently in the early stages of  deployment  by telecommunications  suppliers  and  digital  cable providers. Switched  digital networks can provide a much higher level of  interactivity compared  to  either  DBS  or  MMDS  including  the
potential   for   full  two-way  video  communication.  However,  the
significant  investment  in  new  infrastructure,  presents  a  major barrier to market  penetration  as the cost of this infrastructure is
likely to be passed onto the consumer.   However, the Company intends
to  target  this  market  once  its  DVImpact  Chip  is  commercially available through the development of video and audio  compression and multiplexing  systems  which  are intended to have the capability  of increasing the number of video  channels  available  to  wired  cable networks  using the same amount of bandwidth available over the cable system.

     VIDEO APPLICATIONS IN COMPUTERS AND COMPUTER NETWORKS

     Manufacturers   and   consumers   of   computer  technology  are
increasingly  embracing  digital  video  applications   for   use  in
educational,  entertainment  communication and training applications.
Furthermore, computers are emerging  as  the  technical  platform  of choice  for  video editing and video encoding through the integration of dedicated video-specific  hardware.  The Company intends to target this market as its system level solutions  and  DVImpact  Chip become
commercially  available.   Hardware  systems  involving DVD-ROMs  may
incorporate some of the Company's video encoding technology on an OEM basis.  Computers are commonly used as video post-production  systems though the addition of appropriate capture and encoding hardware  and application  software  enabling the system to provide digital editing
and/or content encoding.   The  Company's  technology, especially its
digital  authoring software technology, would  have  applications  in this market  as  well.  Finally,  the  Company  intends to market its products and systems for use over local area networks  and  wide area networks  providing  a cost effective solution for live video streams over network applications.

     VIDEO APPLICATIONS IN CONSUMER ELECTRONICS

     One emerging growth market for the Company's technology is in consumer electronics. Through the use of MPEG-2 compression, video can be stored, reproduced and distributed on the same media currently in  use  for  other types of digital data, such as 5-inch (12 cm) CDs that are commonly  used  for digital audio. Emerging applications for digital video capture, playback  and  distribution  at  the  consumer level  are  being  advanced  by  the  rapid adoption of new consumer-
oriented  media  formats  such  as  VideoCD   Players,  DVD  Players,
Recordable  DVD  and  Consumer  Digital Video Cameras.   The  Company
intends  to target the consumer market  once  its  DVImpact  Chip  is commercially  available  through  the  development of video and audio compression and multiplexing systems with  specific  applications  in the consumer electronics market.

COMPETITION

     The Company faces competition from numerous companies, some of which are more established, have greater market recognition, and have greater financial, production and marketing resources than the Company. The Company's products compete on the basis of certain factors, including first to market product capabilities, product performance, price, support of industry standard, ease of use and customer support as well as user productivity.

     The  market for the Company's products is intensely competitive, subject to  rapid  change  and  significantly affected by new product introductions and other market activities  of  industry participants.
The Company faces direct and indirect competition  from a broad range of competitors who offer a variety of products and solutions  to  the
Company's  current  and potential customers.  The Company's principal competition comes from: (i) companies offering competing systems; and
(ii) companies offering  competing technologies capable of addressing
certain  components  of  the   Company's  technology.   Many  of  the
Company's  competitors  have longer  operating  histories,  including greater experience in the  market,  significantly  greater financial,
technical  and  other  resources  than  the  Company,  greater   name
recognition and a larger installed base of customers.

     C-Cube  Microsystems  ("C-Cube")  is  a direct competitor to the
Company  and is similarly focused on video encoded  compression.   C-
Cube has grown  very  rapidly through the sales of its MPEG products, primarily  in  the  MPEG-1  market,  and  has  significantly  greater
resources  than  the  Company.    However,   C-Cube  generally  sells
components  rather  than the complete hardware and  software  digital video compression and processing systems the Company hopes to develop for its customers.

     IBM was expected  to  compete  with a single-chip MPEG-2 encoder
and decoder, but has not done so yet.   The  Company  and  many other
market  participants  presently buy a 3-chip MPEG-2 chipset from  IBM for their own current board products.  IBM is expected to release its own single chip encoder in the future.

     Other major potential  competitors  include  companies  such  as
Phillips  and  SGS-Thomson, as well as large, integrated Japanese and
Korean  consumer   electronics  companies,  such  as  Sony,  Hyundai,
Toshiba, NEC and Samsung,  which  have their own semiconductor design and manufacturing capacity.  In high-level MPEG-2 decoders as well as
MPEG-1 encoders, LSI Logic has substantial  market share.  In many of these cases, the Company hopes to be able to  work jointly with these companies  to  enhance  quality  encoding and decoding  in  the  mass markets.

     Among  the  Company's smaller competitors  is  FutureTel,  which primarily serves the  video  authoring  marketplace  with  boards and
software   toolkits  for  encoding  video  sequences  for  television
broadcast studios.   Minerva is a venture-funded, fast-growing system
reseller  using  C-Cube  and  other  chip  sources.   Another  market
participant, 3DO,  started  shipping  MPEG-2 encoder/decoders for the
Apple MacIntosh in 1996, based on IBM's  chipset,  and  may decide to compete  in  the  personal  computer market.  Several other companies develop specialized professional video production boards.


     The Company's competitors can be expected to continue to improve the design and performance of  their  products  and  to introduce new products  with  more  competitive  prices  and performance  features.
Maintaining the technological and other advantages  of  the Company's products over its competitors' products will require a continued high level  of  investment by the Company in both research and development
and operations.   No assurances can be given that the Company will be
able to continue to  make  such investments and receive the necessary capital or that the Company will be able to achieve the technological advances necessary to achieve  competitive advantages.

RESEARCH AND DEVELOPMENT

     For the past two years, substantially all of the Company's time has been devoted toward the research and development of digital video compression and processing products and systems. Internal research is supplemented through the utilization of consultants who specialize in various areas. Product development is largely performed at the Company's headquarters in California by approximately 20 engineers who are supported and assisted by five to ten engineer consultants and by one technician. The Company's total expenditures for research and development were approximately $4,388,000 and $2,711,000 for the years ended December 31, 1997 and 1996, respectively.

FUTURETEL LICENSE AGREEMENT

     The Company has entered into an agreement with FutureTel whereby
FutureTel has licensed to the Company certain proprietary  technology related  to  digital  video  compression.  The license agreement  was entered into on March 7, 1996  and  was exclusive for a period of one
year  and  became  non-exclusive  thereafter.    Under   the  license
agreement,  FutureTel  granted  the  Company  the  right  to develop, manufacture and distribute products using the licensed technology and
derivative  works.   Under  the  terms of the license agreement,  the
Company will also have the right to sublicense the technology.

     FutureTel's proprietary technology is currently subject to patents and in the event FutureTel decides not to continue to protect its patents, the Company has the right to enforce and protect the patents which are subject to the license.

     For  its right to use the technology, the Company shall  pay  to
FutureTel a  percentage  of  gross  revenues related from the sale of products using the technology by sublicenses  or by the Company equal to 20% during year 1; 15% during year 2; 8% during  year 3; 5% during year  4;  3%  during year 5; 1% during year 6 and 1% during  year  7.
Thereafter, the  Company  will  not  be  responsible  for any further
payments.   Further,  the  royalty  payments  are subject to  maximum
cumulative amount not to exceed $3 million.

     SIERRA  VISTA ENTERTAINMENT, INC.   Sierra Vista  Entertainment,
Inc.("Sierra Vista")  was  incorporated  under  the laws of Nevada on
April  3,  1996,  for  purposes  of  engaging  in  the production  of television  or  theatrical  feature films.  Sierra Vista  intends  to produce feature motion pictures  with  a production budget of between
$1 million and $5 million per film.

     The Company and Sierra Vista entered  into  a Plan and Agreement of  Reorganization ("Reorganization") in which the  Company  acquired
100%  of  Sierra  Vista's  issued  and  outstanding  common  stock in
exchange  for 8,514,500 shares of Common Stock of the Company.   Upon
consummation  of  the  Reorganization,  Sierra Vista became a wholly-
owned subsidiary of the Company.  As a condition  of  the  closing of the Reorganization, certain shareholders of Sierra Vista who held, in the  aggregate,  approximately  5.5  million  shares  of Sierra Vista voting common stock entered into a voting agreement with  Mr. Koz who then  owned approximately 4.9 million shares of Common Stock  of  the
Company.   Pursuant  to  the  voting  agreement the parties agreed to nominate six directors of the Company, three of which to be nominated by  Mr.  Koz  and  three  of which to be nominated  by  Sierra  Vista shareholders.  Currently, Mr.  Koz  and  one  other  shareholder  are


subject  to  the  voting  agreement.   Further  as a condition of the
closing to the Reorganization, Sierra Vista was required  to raise $3 million,  which  was  used  by  the Company for working capital  upon consummation of the Reorganization.  Sierra Vista also arranged for a
$5 million Credit Facility which  has  been  used  by the Company for working capital.

     Sierra Vista employs three full-time employees and is currently seeking financing to produce one motion picture. However, Sierra
Vista is dependent on the Company for its working capital and has been limited in its production activities due to the financial constraints of the Company. As the Company continues to expend resources on the development of its systems and products, management anticipates re-evaluating the propriety of continuing Sierra Vista's production activities. No assurance can be given that the Company will continue Sierra Vista's production activities in the future.



CHINA JOINT VENTURE



     The Company entered into a joint venture agreement with  CRI,  a
Chinese  corporation  located  in Beijing ("CRI"), in September 1997.
The  joint venture intends to establish  an  exhibition  facility  in
China to display United States technology and products and to provide a forum  for  various  companies and individuals to develop potential
business  relationships  and  projects.   The  Company  and  CRI  are
currently completing the necessary documentation for operation of the joint venture in China.  Pursuant  to the terms of the agreement, the
Company will contribute $200,000 to  the  joint  venture and CRI will contribute $100,000.  The joint venture will divide  any  profits  in amounts in proportion to their investment.  As of March 31, 1998, the
Company  has  not  contributed  any  funds  to the joint venture.  In connection with entering into the joint venture  with CRI, the  Board of Directors approved the issuance of 100,000 shares  of Common Stock to  NATV Marketing, a salary of $60,000 per year and the  opportunity to receive up to 50% of the Company's joint venture interest provided that  the  joint  venture achieves certain objectives, including, but not limited to, full  subscription  of  all  rental facilities at the trading pavilion.



INTELLIGENT INSTRUMENTS CORPORATION



     The Company's Board of Directors has approved the acquisition of Intelligent Instruments for 2 million shares of Common Stock of the Company, subject to review of tax and accounting consideration and subject to completion of negotiations and final documentation.
Intelligent Instruments holds the patent for a proprietary set-top box design and has applied for a patent for a proprietary server design, both of which may potentially be compatible with the digital video compression and processing technology being developed by the Company. Intelligent Instruments is a company wholly-owned by Mark
C. Koz, the Company's President and Chief Executive Officer.

TECHNICAL SYSTEMS ASSOCIATES, INC.

     The  Company  entered  into  an  interim  agreement  to  acquire
Technical Systems Associates, Inc. ("TSA"), an antenna company located in Orlando, Florida, in March of 1997. After conducting a due diligence review of TSA, the Company determined that the acquisition would not likely meet its current business objectives.
In October 1997, the Company entered into an agreement for a release from the interim agreement. Under this agreement, the Company paid
TSA an aggregate of $300,000, of which approximately $180,000 had previously been paid, and agreed to provide a certain amount of contingent debt financing in exchange for an option to be held by the Company to acquire TSA and for the release. In January 1998, the Company fully terminated the relationship and paid TSA approximately $58,000 for a discharge of any financing or other obligations under the previous agreements.


EMPLOYEES

     As of March 31, 1998, the Company had approximately 45 full-time employees.

FACILITIES

     The  Company  is  currently  renting approximately 22,000 square feet of space in Santa Clara, California,  which includes offices and research space.  The Company has entered into  a  five (5) year lease agreement  effective January 1998, with an option to  extend  for  an additional three  (3)  year  term,  for the leasing of new offices of approximately 18,000 square feet.  The  monthly  base rent is $28,800 for 1998, increasing by $900 per month for each year thereafter, plus operating expenses for the common areas of the entire  complex  equal
to   the   Company's   pro-rata   square   footage   of  the  complex
(approximately   47%   of   the   building,   27%  of  the  project).
Approximately 4,000 square feet is also being rented  pursuant  to  a sublease  agreement  which  expires  on  June 30, 1998, and a monthly payment of $9,000.

     The  offices  are  used  primarily  for  engineering,   software
development  and  administrative  purposes.   The  Company  does  not
maintain its own manufacturing or production facilities.

     Sierra  Vista  entered  into  a  three  (3) year lease agreement
effective  October  1,  1997.   The lease is for approximately  2,800
square fee of office space in Beverly Hills, California.  The monthly base  rent  is  $5,882  for  the first  eighteen  months  and  $6,162 thereafter.

     Sierra Vista is also currently leasing a single family residence of approximately 2,500 square fee in Beverly Hills, California. The monthly rent is currently approximately $7,000 per month, increasing to $7,300 in October 1998.

     Sierra Vista's offices are used primarily for its film and video production business.


                           LEGAL PROCEEDINGS

     JETTSON REALTY  DEVELOPMENT  CORPORATION.    On   November   10,
1997,  InnovaCom  filed   suit   against  Michael D. Haynes, David S.
Jett,  Manhattan  West,  Inc.,  Marketing   Direct  Concepts,   Inc.,
Checkers  Foundation, Atlas Stock Transfer Corporation,  Arun  Pande,
Edwin Reedholm, and others in the Superior Court of the County of San
Francisco (Case  Number  990965).   The  complaint  alleges  that  in
connection  with  the  reverse  merger  of Jettson Realty Development
Corporation  ("Jettson") and InnovaCom, a  Florida  corporation,  the
Company  issued  shares  of  Common  Stock  to  Michael D. Haynes and
David S. Jett  and entities controlled by them based upon  fraudulent misrepresentations.  Further, the Company is alleging  that Manhattan
West and Marketing Direct Concepts and Checkers Foundation, an entity alleged  to  be  controlled  by Messrs. Haynes and Jett, were  issued fees, Common Stock, and options  to  acquire  shares  of Common Stock based  upon  misrepresentations,  including  that  they  could  raise capital  to  assist  the  Company  in its business.  The Company  has received monies in connection with a stock purchase agreement between the Company and Checkers Foundation, but will not issue the shares of
Common Stock until this litigation involving  Checkers Foundation has
been  resolved.    The  Company  is  also alleging that  Atlas  Stock
Transfer, the Company's former transfer  agent, breached its contract
in  issuing  shares  of  Common  Stock  in  these  transactions.   In
addition, the Company is alleging that Mr. Pande,  a  former director and officer of InnovaComm, violated his fiduciary duty  by  receiving shares of InnovaComm Common Stock  based upon misrepresentations  and
inadequate   or   no   consideration,   and  made  inappropriate  and
unauthorized expenditures on behalf of the  Company  for his personal benefit,  and  that  Mr. Reedholm, a former director of the  Company, received shares of Common Stock of the Company without the payment of adequate consideration.  The Company is also alleging RICO (Racketeer


Influenced Corrupted Organizations  Act) against all defendants.  The
Company is seeking damages in excess of $26 million plus punitive damages.

     In  response  to  InnovaCom's  lawsuit, certain defendants  have
filed  cross-claims  against  the  Company.    Mr.   Pande   filed  a
counterclaim  against  the  Company, and its directors, officers  and attorneys for breach of contract,  fraud, negligent misrepresentation and other claims.  Mr. Pande is alleging  that  the  Company breached his  employment contract, failed to recognized Mr. Pande's  ownership in InnovaComm,  failed to acknowledged Mr. Pande's stock options, and failed  to  reimburse  Mr.  Pande for expenses  made on behalf of the
Company.   Mr.  Pande  is requesting  damages  of  $11  million  plus punitive damages.  The Company  is  disputing  each  of  Mr.  Pande's
claims.   In addition, Marketing Direct Concepts has filed a counter-
claim against  the  Company and Manhattan West for damages for breach
of   a   financial  consultant   contract   requesting   damages   of
approximately  $1  million.  Manhattan West has also filed a counter-
claim against the Company  alleging breach of its consulting contract with InnovaCom.  Further, Atlas  Stock  Transfer  has  filed  a claim against  the  Company  and  all  other  defendants seeking indemnity.


     A number of defendants have defaulted, including Michael Haynes,
David Jett and Checkers Foundation.  InnovaCom  will  be  seeking  an entry  of  judgment  against the defaulting defendants including that
the  Common  Stock that  they  own  may  be  canceled.   The  Jettson
litigation is  in  its  initial  stage and limited discovery has been conducted.

     In February, 1998, the Staff of the Division of Enforcement of the Securities and Exchange Commission advised the Company that they are performing an informal inquiry surrounding the circumstances of the reverse acquisition involving Jettson and subsequent litigation and has requested certain documents related to these transactions.
The Company has complied with the Staff's request.

    JAPAN TOBACCO, MASATO HATA, FUTURETEL, ET. AL.  On July 25, 1996,
Mark  C.  Koz, Intelligent Instruments Corporation  and  the  Company
filed suit  against Japan Tobacco, Masato Hata, FutureTel, et al., in the Santa Clara  County  Superior  Court  (Case  No. CV 759582).  The
Company and the other plaintiffs are claiming fraud by the defendants in the formation of a business venture involving the  development and marketing of multimedia technology.  On or about September  5,  1996,
FutureTel filed a cross-complaint against the Company alleging breach of contract by the Company for failure to pay FutureTel for salaries, payroll  taxes  and insurance for certain personnel, rental equipment expenses incurred  by FutureTel, and legal fees all representing,  in the aggregate,  approximately  $123,000.  The parties recently agreed to settle their dispute.  Under  the settlement agreement, each party dropped their claims against each  other,  the Company paid FutureTel
$100,000,  and  the  Company  and  FutureTel  amended  the  Company's license to manufacture, use, distribute, sell and otherwise deal with
the  video  compression  technology  from  FutureTel   to   make   it
irrevocable.   At  the  time  of  litigation,  neither  Mr.  Koz  nor
Intelligent  Instruments  Corporation were associated with FutureTel.


    MATURI.  On October 7,  1996,  InnovaCom  filed  a  complaint for declaratory relief in Santa Clara County Superior Court (Case  No. CV
761218)  against Gregory V. Maturi, a former employee.  The complaint seeks clarification  that  Mr.  Maturi is not entitled to any further payments or benefits under his employment agreement with the Company, and that certain payments amounting to approximately $150,000 made by
InnovaCom  to  Mr. Maturi should be  returned  to  the  Company.   On
October 18, 1996,  Mr.  Maturi  filed  a  cross-complaint against the
Company for breach of contract, fraud and deceit,  and  breach of the implied covenant of good faith and fair dealing, seeking  damages  in excess  of $5 million.  The parties have conducted limited discovery.
No trial date has yet been set.

    DECORAH  COMPANY.  On June 9, 1997, the Decorah Company and Edwin
Reedholm, a former director of the Company, filed a complaint against Digital Hollywood, the Company and Mark C. Koz in the Circuit Court of Cook County, Illinois County Department, Law Division, Case No.
97L06866.  Plaintiffs are alleging breach of contract  in  the amount of  $7,225  lent  to  the  Company.  In addition, Decorah Company  is alleging  that it has lent funds  to  Digital Hollywood which has yet to  be  repaid  and  is  seeking damages of  approximately  $900,000.
Further, Decorah Company is  seeking  damages against Mr. Koz because he guaranteed the repayment of the monies  by  Digital  Hollywood  to
Decorah Company secured by a portion of Mr. Koz's Common Stock in the
Company.   Discovery  has  yet  to  begin  in  this  proceeding.   In
addition,  the  Company  has recently filed suit against Mr. Reedholm for breach of fiduciary duty in the Jettson Realty litigation.


                                MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The directors and executive officers of the Company are as follows:

                                                                                  Held Position
NAME                   AGE           POSITION                      SINCE

Mark C. Koz            43     President, Chief Executive         1993
                              Officer, Director
F. James Anderson      49     Secretary, Executive Director,     May 1997
                              Corporate Strategy and Finance,
                              Director
Rand E. Shrader        43     Chief Operating Officer            May 1997
Stanton Creasey        44     Chief Financial Officer            April 1997
Simone Anderson        34     President, Sierra Vista            May 1997
Tony Low               44     Director                           October 1996
Robert Sibthorpe       48     Director                           May 1997
John Champlin, M.D.    42     Director                           October 1997



     The following sets forth the principal occupations during the past five years of the directors and executive officers of the Company and it subsidiaries.

     MARK KOZ   (AGE  43)  has been Chairman, Chief Executive Officer
and President of the Company  since  March 3, 1993.  Mr. Koz was also
Chief Executive Officer, Chief Technical  Officer  and  a Director of
FutureTel from 1993 to 1995, and has been Chief Executive  Officer of
Intelligent  Instruments  Corporation  since 1993.  Mr. Koz has  five years  of  technical  education at Florida  Technological  University
(University of Central  Florida).  In addition, he is a voting member
of   the   Moving   Picture   Experts    Group,   the   international
standards-setting body for MPEG.

     F. JAMES ANDERSON (AGE 49)  has been  Secretary,  Executive  Director,
Corporate Strategy and Finance, and Director of the Company since May 1997.
Mr. Anderson is also and has been a director of  Sierra Vista since January
1997.   Prior  to  forming  Sierra Vista in January 1997, Mr. Anderson  was
engaged in reviewing and pursuing  business  opportunities.   From  January
1993  to the present, Mr. Anderson served as Director General of the Moscow
Country  Club, a Russian-American joint venture formed to develop a country club in Moscow, Russia, and from February 1992 to May 1995 Mr. Anderson was
President  and  Chairman  of  the  Board   of   the  Moscow  Country  Club,
Inc.("MCCI" ) which owned 50% of that joint venture.  From December 1991 to
April  1993  Mr  Anderson  was  CEO  and Director of Brush Creek Mining and
Development,  Co.,  Inc.,  a  Nevada  corporation,  which  was  engaged  in exploration and development of precious  mineral  properties  in the US and other countries.  Mr. Anderson is the spouse of Simone Anderson.


     As  previously discussed,  Mr. Anderson was an executive officer and Chairman  of  the Board of MCCI  which entered into joint venture with an agency of the  Russian  Government ("Russian Partner").  MCCI
believes that the Russian Partner  illegally seized the assets of the joint  venture  which  is currently the  subject  of  an  arbitration proceeding  in  accordance  with  the  terms  of  the  joint  venture agreement.  As a result of the Russian Partner's seizure of the joint venture's assets,  MCCI  was  unable to pay its obligations when they became  due and, as a result, certain  creditors  of  MCCI  filed  an involuntary bankruptcy action against MCCI (Case No. 95-22770-C-7 and
95-24391-C-11  United  States  Bankruptcy  Court  Eastern District of
California).    The   Bankruptcy   Court  has  approved  a  plan   of
reorganization for MCCI allowing all  creditors to be repaid from the potential judgment proceeds in the arbitration proceeding.

     RAND E. SHRADER (AGE 43) has been  Chief  Operating  Officer since May
1997.   Prior  to  joining the Company, Mr. Shrader was employed  with  ITT
Automotive (now part  of  ITT  Industries)  for  12 years.  Mr. Shrader was
Quality  Manager  at  one of Dayton-Walther's  (now part  of  Lucas-Varity)
plants for 6 years before joining ITT.

     STANTON  RICHARD CREASEY  (AGE  44)  has  been  Chief  Financial
Officer since April  1997.  From  March  1996 through April 1997, Mr.
Creasey was an independent consultant and from September 1994 through March 1996, he was at Purus Inc. Mr. Creasey was Chief Financial
Officer  and  President  of Sixty-Eight Thousand, Inc. from September
1989 through March 1994, and  left  that  company  in April 1994.  In
June 1994, Sixty-Eight Thousand, Inc., a company which made Macintosh compatible workstations, filed for bankruptcy protection in San Jose, California (Case No.: 94-54123). Mr. Creasey is a CPA with 19 years of experience in finance, first with Arthur Andersen & Co., and then with a number of high technology manufacturing companies, including
National Semiconductor Corporation. He has served as chief financial officer of several Silicon Valley start-up companies during the past ten years.

     SIMONE ANDERSON  (AGE 34) was a Director of the Company from May
1997  to  March  1998, and  has  been   the  Marketing  Director  and
President of Sierra  Vista  since  January  1997.   She  has  been  a
director  and  officer  of MCCI from February 1992 until May 1995 and was previously a  director and chief financial officer of Brush Creek
Mining and Development  Co.,  Inc.  from April 1989 to February 1993.
Prior to forming Sierra Vista, Ms. Anderson,  along with her husband,
F.  James  Anderson,  was engaged in the review and  pursuit  of  new
business opportunities.   As  discussed  above,  certain creditors of
MCCI filed an involuntary bankruptcy action against  MCCI.   MCCI  is
still currently in bankruptcy.

     TONY  LOW  (AGE  44)  has  been  a Director of the Company since
October  1996.  Since July 1997, Mr. Low  has  been  Chief  Operating
Officer of  Darwin  Digital,  a newly formed Saatchi & Saatchi Vision
Company involved in interactive  advertising and media buying.  Prior to that, from January 1996 through  June  1997, Mr. Low  was director of  business affairs at the Los Angeles based  Saatchi  Entertainment
Group, a division of Saatchi & Saatchi, the multinational advertising
agency.   From  June  1993  through  January 1996 he was President of
Tercer Mundo, Inc., a company marketing  sound  recordings,  and from
October 1983 through June 1993 he was Partner and Business Manager of
Oberman,  Tivoli,  Miller and Low, an accounting company specializing in the entertainment industry.

     ROBERT ALAN SIBTHORPE  (AGE  49)  has  been  a  Director  of the
Company  since  May  1997.  Mr. Sibthorpe has been owner of Mag South
Research, Inc., a geological  and  financial  consulting  firm  since
October  1996.  From  June  1986 through April 1996 Mr. Sibthorpe was
with Yorkton Securities, Inc.  involved  in   investment banking  Mr.
Sibthorpe has an MBA in Finance and a Bachelor  of  Science  in Earth
Sciences both from the University of Toronto.


     JOHN  JOSEPH  CHAMPLIN,  M.D.  (AGE  42) has been a  Director  of  the
Company since  October 1997.  He has been owner  and  president  of the Med
Center  Medical  Clinic  in  Carmichael, California, since 1993.  Prior  to founding Med Center Medical Clinic,  he  was a  medical director of Madison
Center from 1988 to 1993.  He is also associate  clinical professor, family
practice,  at  the  University  of  California at Davis  since  1986.   Mr.
Champlin earned his M.D. at the University of Florida.

COMMITTEES OF THE BOARD.

     The Board has an Audit Committee  and  a  Compensation Committee.  The
Audit Committee consists of Messrs. Low and Sibthorpe, and the Compensation
Committee consists of Messrs. Koz and Sibthorpe.

     The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, the Company's internal accounting controls, the non-audit services performed by the independent accountants, and the cost of accounting services.

     The Compensation Committee administers the Company's 1996 Incentive and Nonstatutory Stock Option Plan and approves compensation, remuneration, and incentive arrangements for officers and employees of the Company.

     The board has also established a litigation committee consisting of Mr. Anderson, who serves as chairman, and Messrs. Low and Sibthorpe.

DIRECTOR COMPENSATION.

     Directors do not receive cash compensation for serving as  such.
However,  during the year ended December 31, 1997, Messrs. Sibthorpe,
Low and Champlin each received options to acquire 200,000 shares of Common Stock at $2.59 which represented the closing price of the Company's Common Stock at the date of grant. The options are for a period of five years and vest in one-third increments beginning on November 18, 1998.

EXECUTIVE COMPENSATION.

     The following table sets forth the Compensation of the Company's
President and Chief Executive  Officer  and  the  Executive Director,
Corporate  Strategy  and  Finance  during  1997.   No  other  officer
received annual compensation in excess of $100,000 during 1997.

                                   SUMMARY COMPENSATION TABLE

                                                Long Term Compensation
                        Annual Compensation                Awards    Payouts

                                    Other              Securities           All
                                    Annual   Restricted Underlying         Other
                                   Compensa-   Stock     Options    LTIP   Comp-
                                     tion     Award(s)    (#)      Payouts ensa-
Name and Principal  Year   Salary    ($)        ($)                 ($)    tion
Position

Mark C. Koz         1997  $241,500  $10,500{(1)}   $0    300,000{(2)}  $0    $0
President and CEO   1996  $120,000     $0          $0  2,000,000{(2)}  $0    $0

F. James Anderson   1997  $112,500  $37,500{(3)}    $0   300,000{(4)}   $0   $0
Executive Director,
Corporate Strategy
and Finance


(1)  Represents a car allowance of $1,500 per month.

(2)   Represents incentive stock options to acquire 192,770  shares  of  Common
Stock at  $2.85  per  share  and  non-qualified stock option to acquire 107,230
shares of Common Stock at $2.59 per  share.   Also  includes options to acquire
2,000,000 shares of Common Stock at $3.00 per share.

(3) Represents a $3,500 per month housing allowance and a $1,500 per month car allowance.

(4)  Represents options to acquire 300,000 shares of  Common  Stock  at  $2.59.


     On May 15, 1997, the Company and Mr. Koz entered into a five year employment contract. Under the terms of Mr. Koz's employment contract, Mr.
Koz shall receive a salary of $240,000 per annum subject to a 7% cost of living increase and other increases as determined by the Board of Directors. In addition, pursuant to Mr. Koz's employment contract, in the event that Mr. Koz is terminated in connection with a change in control, Mr. Koz shall be entitled to receive a lump sum payment equal to three times his then annual salary. Finally, pursuant to his contract, Mr. Koz shall be indemnified by the Company for serving as an officer and director.


     On May 15, 1997, the Company and Mr. Anderson entered into a five year
employment  contract.   Under  the  terms  of  Mr.  Anderson's   employment
contract,  Mr.  Anderson shall serve as Director of Strategic Planning  and
President of the  Company's  Entertainment Division and his salary shall be
$180,000 per annum subject to a 7% cost of living increase and increases as
determined  by  the  Board of Directors.   In  addition,  pursuant  to  Mr.
Anderson's  employment   contract,  in  the  event  that  Mr.  Anderson  is
terminated in connection with  a  change  in control, Mr. Anderson shall be entitled to receive a lump sum payment equal to three times his then annual
salary.   Finally,  pursuant  to  his  contract,   Mr.  Anderson  shall  be
indemnified  by the Company for serving as Director of  Strategic  Planning and President of The Company's Entertainment Division.

FUTURE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     On March 23, 1998, the Company  hired Thomas E. Burke as President and
Chief Executive  Officer of the Company and as a member of the Board of the
Directors of the Company  to commence May 1, 1998.  As discussed below, Mr.
Burke's employment is subject  to  certain  conditions.   For  the  past 17
years,  Mr.  Burke has been employed by TRW, most currently as Director  of
Strategic Requirements  which is responsible for identifying and evaluating major trends and issues that  can affect TRW's Space and Electronics Group.
Prior to being Director of Strategic Requirements, Mr. Burke was with TRW's automotive  group where he was vice  president  of  advanced  products  and
systems for the  Automotive Electronic Group.   From 1981 to 1991 Mr. Burke
held positions with  TRW's  Space and Technology and the Electronic Systems
Groups in Los Angeles.  Mr. Burke  received  a  doctorate in chemistry form the  California  Institute  of  Technology  and  his bachelor's  degree  in chemistry for the University of Minnesota.

     Pursuant to his employment contract, Mr. Burke  shall receive a salary of $250,000 per year, a signing bonus equal to $200,000 net of taxes, a car allowance equal to $1,000 per month net of taxes, a housing allowance equal to  $7,500  per  month  net  of  taxes, a  life insurance policy  equal  to
$1,500,000, and other benefits granted  to  employees  of the Company.  Mr.
Burke's employment is for a term of five years and, upon  each  anniversary date, shall be automatically extended by an additional one year term unless either party gives prior notice not to extend.  Mr. Burke shall be eligible to  receive  an  annual bonus of up to two times Mr. Burke's annual  salary based on achieving certain targets as mutually agreed upon by Mr. Burke and
the Board of Directors.   Mr.  Burke  shall also receive options to acquire
during  a ten year term up to 1,000,000  shares  of  Common  Stock  of  the
Company at  an  exercise price equal to $1.75 per share.  The options shall vest in one-third  increments  with  one increment  vesting immediately and the remaining two increments on each anniversary  date  thereafter.  In the event of a change of control, all the options shall vest immediately.


     Mr.  Burke's employment contract may be terminated for  cause  by  the
Company or  for good reason by Mr. Burke.  In general, the term "for cause"
includes  the  conviction  of  a  felony,  consistent  willful  failure  to
substantially   perform stated duties, a willful act of fraud, or a willful
act of  misconduct.   In  general, the term good reason includes assignment
of duties inconsistent with Mr. Burke's position, failure to comply with or breach of  Mr. Burke's employment  agreement, relocation of principal place of employment, failure to extend the employment term, or an occurrence of a change of control.  In the event of  termination  without cause or for good reason, the Company shall pay Mr. Burke an amount equal  to  his salary due for the remaining term of his contract and any bonuses due, such  an amount not  to  exceed $1,000,000 unless the Company has earnings before deduction of any interest, taxes, depreciation, amortization in excess of $2,000,000.
In addition, all unvested options shall immediately vest.  In the event Mr.
Burke's employment contract is terminated for cause or without good reason,
Mr. Burke  shall be entitled to all accrued but unpaid amounts and unvested options shall be forfeited.





     Mr. Burke's  obligations  under the employment contract are contingent on the Company obtaining financing in an amount of not less than $5,000,000 on or before April 15, 1998.  The  failure  of  the  Company to secure such financing or the occurrence of any material adverse changes in the business affairs and financial prospects of the Company, prior to May 1, 1998, could
result  in termination of the employment contract by Mr.  Burke.   Further,
the Company must secure its performance under the employment contract for a period of  two years by the issuance of a letter of credit in the aggregate amount of $1,000,000 for the benefit of Mr. Burke.

ADDITIONAL DIRECTOR

     Effective  May  1,  1998, Mr. Peter J. Sprague will become a member of
InnovaCom's Board of Directors.   Age  58, Mr. Sprague has been Chairman of
the Board and Chief Executive Officer since  1988  of  Wave Systems Corp, a public  company  engaged  in  the  commercialization of electronic  content
(data, graphic software, video and audio  sequence  that  can  be digitally transmitted) distribution networks.  From 1965 to May 1995, Mr. Sprague was
Chairman  of  the  Board  of  National  Semiconductor  Corporation.  He  is
currently a director of EnLighten Software and Pantepee  International  and
Trustee  of the Strang Clinic.  Mr. Sprague is also a member of the academy of Distinguished Entrepreneurs, Babson College.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted certain indemnification provisions to its bylaws that allows the Company to indemnify current and former directors, officers, employees or agents for expenses, including attorney fees, as a result of any threatened, pending suit or proceedings arising as a result of such person being a director, officer, employee or agent of the Company.
Further, the Company has entered into indemnification agreements, and has obtained liability insurance, with its officers and directors.

     Insofar   as   indemnification  for  liabilities  arising  under   the
Securities Act may be  permitted  to  directors,  officers  and controlling persons of the small business issuer pursuant to the foregoing  provisions, or  otherwise,  the  small  business  issuer  has been advised that in  the opinion of the Commission such indemnification  is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STOCK PLANS

     1996  INCENTIVE  AND  NONSTATUTORY STOCK OPTION  PLAN.   The  Company  has
established a 1996 Incentive  and  Nonstatutory  Stock  Option  Plan (the "1996
Plan").   The  purpose  of  the  1996  Plan is to encourage stock ownership  by employees and officers of the Company to  give them a greater personal interest in the success of the business and to provide an added incentive to continue to advance in their employment by or service to the Company.  A total of 1,500,000 shares of Common Stock are authorized to be  issued  under  the 1996 Plan.  The exercise price of any incentive stock option granted under the  1996  Plan  may not  be  less  than  100%  of  the fair market value of the Common Stock of the
Company on the date of grant.  The  fair market value for which an optionee may be  granted  incentive  stock options in  any  calendar  year  may  not  exceed
$100,000.  Shares subject  to  options under the 1996 Plan may be purchased for cash.  The 1996 Plan is administered  by  the  Compensation Committee which has discretion to determine optionees, the number of  shares  to be covered by each
option, the exercise schedule, and other terms of the options.   The  1996 Plan
may  be amended, suspended, or terminated by the Board, but no such action  may impair  rights  under a previously granted option.  Each option is exercisable, during the lifetime  of  the  optionee,  only  so  long as the optionee remains employed by the Company.  No option is transferrable by the optionee other than by will or the laws of descent and distribution.


                 Option/SAR Grants in Last Fiscal Year



                                                       Percentage of Total
                                                     Options/SARs Granted to
                                                    Employees in Fiscal Year
                            Options/SARs Granted
          Name                                                                   Exercise Price $/sh
                                                                                                            Expiration Date
Mark C. Koz                    192,770                                              $2.85              Nov. 18, 2002

Mark C. Koz                    107,230                    7.97                      $2.59              Nov. 18, 2002

James Anderson                 300,000                    7.97                      $2.59              Nov. 18, 2002





          Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table sets forth the value of exercised and unexercised options and SARs held by the named executive at fiscal year end.

                                                                                                       Value of Unexercised in-
                                                                                                        the Money Options/ SARs
                                                                                                          at Fiscal Year-End
                                                                               Options/SARs at Fiscal  Exercisable (E)/ Subject
                                                                                Year-End Exercisable       to Repurchase (U)
                                                                                   (E)/ Subject to
                             Shares Acquired on                                    Repurchase (U)
          Name                    Exercise             Value Realized ($)
Mark C. Koz                     None                      None                      None                     None

James Anderson                  None                      None                      None                     None

                             CERTAIN TRANSACTIONS

     MICRO TECHNOLOGY CREDIT FACILITY. In July 1997, a promissory note (the "Note") was issued to Micro Technology in connection with a credit facility agreement (the "Credit Facility"). The Credit Facility and Note provide for an aggregate amount not to exceed $5 million. The Credit Facility terminates and the Note is due on June 30, 1998 and bears interest at the lower of 10% or the maximum rate allowed by law (Federal Reserve Bank of San Francisco rate plus 5%) The Company has the right to prepay the Note. The principal and interest on the Note may be converted, at the option of the holder, into shares of Common Stock in an amount equal to 80% of the trading price of a share of Common Stock on the date an advance of funds was made pursuant to the Credit Facility. Advances made under the Credit Facility are secured by all of the assets of the Company including, but not limited to, receivables, goods, equipment, inventory, contract rights and other property interests.

     As of March 31, 1998 the aggregate amount of principal and accrued interest outstanding on the Credit Facility was $4,181,421 million with an average conversion price of $2.40 per share. Through the merger with Sierra Vista, Micro Technology received 2,500,000 shares of Common Stock which, at the time, represented approximately a 14% interest in the Company. Prior to their investment in Sierra Vista, the owners of Micro Technology were unaffiliated with Sierra Vista and the Company.

     ACQUISITION OF INTELLIGENT INSTRUMENTS CORPORATION. The Board of Directors has agreed to acquire Intelligent Instruments Corporation, an intellectual property holding company owned by Mark Koz, in exchange for two million shares of the Company's Common Stock. Intelligent Instruments Corporation holds the patent for a proprietary set-top box design and has applied for a patent for a proprietary server design, both of which complement and enhance the technology being developed by the Company. The acquisition of the intellectual property of Intelligent Instruments
Corporation is subject to both parties analyzing structure, tax and accounting issues and entering into a definitive agreement. During the negotiations, Mr. Anderson represented the Company.

     FUTURETEL. The Company has a license ("FutureTel License Agreement") from FutureTel to manufacture, use, distribute, sell and otherwise deal with the video compression technology which is the subject of docket numbers 2056 and 2057 for patent applications. Under the FutureTel License Agreement, the Company has the rights to use, duplicate, distribute, modify and enhance the technology for the development, manufacture and distribution of its products and to sublicense the technology to others for the enhancement, development, manufacture and distribution of its products. The term of the license from FutureTel to the Company is in perpetuity.

     From 1993 to 1996, Mr. Mark C. Koz was a substantial shareholder of and Chief Executive Officer and Chairman of the Board of FutureTel. In connection with his departure from FutureTel, Mr. Koz exchanged his interest in FutureTel for the remaining interest held by a third party in Intelligent Instruments Corporation. In addition, FutureTel granted the Company rights under the FutureTel License Agreement. The Company, with Mark C. Koz and Intelligent Instruments Corporation, filed a lawsuit against FutureTel and others claiming fraud by the defendants in the formation of a business venture involving the development and marketing of multimedia technology. This litigation was settled by the Company paying FutureTel $100,000 and the parties amending the FutureTel License Agreement to make it irrevocable. See LEGAL PROCEEDINGS.


     With respect to each transaction between the Company and an affiliate of the Company, the Company believes that such transactions were on terms at least as favorable to the Company as they would have been had they been consummated with unrelated third parties under similar circumstances.

     SETTLEMENT AGREEMENT WITH MARK KOZ. The Company has entered into a Settlement Agreement with Mark C. Koz which was adopted by the Company's Litigation Committee of the Board of Directors. The Settlement Agreement concerns the lawsuit recently filed by the Company regarding Jettson Realty Development Corporation and concerns transactions and contracts, including stock options and consulting agreements, entered into by the Company while Mr. Koz was an officer and director of the Company. The parties enter into this settlement in light of their desire to resolve any issues and in light of the Company's dependence on Mr. Koz for future technology. Under the terms of the Settlement Agreement, Mr. Koz has agreed to return to the Company for cancellation 500,000 shares of Common Stock in exchange for a mutual release. See "Legal Proceedings" for a discussion regarding the Jettson Realty litigation.

     DIGITAL HOLLYWOOD, INC. Beginning in March 1996, the Company made advances to Digital Hollywood, Inc. in the aggregate amount of approximately $139,000. Digital Hollywood is a corporation owned by Mr. Mark C. Koz, the Company's president, and was formed to make and distribute a musical video recorded on a digital video disk ("DVD") utilizing MPEG-2 compliant compression technology. Digital Hollywood was unable to sell its video and because all of Digital Hollywood's assets were secured by another lender, the Company wrote-off its advances. Digital Hollywood, Mark Koz, the Company and Decorah Company are currently in litigation. See "Legal Proceedings."


                        PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 31, 1998, certain information with respect to the beneficial ownership of the Company's
Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each officer and director of the Company, and (iii) directors and executive officers of the Company and its subsidiary as a group.

     As of March 31, 1998, there were 20,561,897 shares of Common Stock outstanding.

COMMON STOCK


                                                                    Percentage
                                           Number of                Beneficially
        NAME AND ADDRESS                  SHARES{(1)}                    OWNED
[S]                                           [C]                           [C]
Mark C. Koz                               5,463,000{(2)}                26.55%
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

507784 BC Ltd.                            5,463,000{(3)}                26.55%
10th Fl., Four Bentall Centre
P.O. Box 49333
1055 Dunsmuir Street
Vancouver BC V7X 1L4
Canada

Rand E. Shrader                              402,000{(4)}                 1.9%
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Stanton Creasey                              200,000{(5)}                   *
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

John Champlin, MD                             100,000{(6)}                   *
4373 Meadow Circle
Rescue, CA 95672

James Anderson                                      -0-                    -0-
InnovaCom, Inc.
3400 Garrett Drive
Santa Clara, CA 95054

Simone Anderson                                     -0-                    -0-
Sierra Vista Entertainment
9350 Wilshire Blvd., Suite 100
Beverly Hills, CA 90212

Robert Sibthorpe                                    -0-                    -0-
6311 E. Naumann Dr.
Paradise Valley, AZ 85253

Tony Low                                            -0-                    -0-
The Saatchi Entertainment Group
37 26th Avenue
Venice, CA 90291

All officers and directors as a group
(7 persons)                                  6,165,000{(7)}             28.97%



*Less than one percent

   (1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.


   (2) Includes 1,000,000 shares of Common Stock owned by 507784 BC Ltd. and 4,463,000 shares beneficially owned by Mark C. Koz, all of which are subject to a Voting Agreement by and between 507784 BC Ltd. and Mark C. Koz, wherein Mr. Koz has the right to nominate three (3) members of the six (6) member board of directors of the Company and 507784 BC Ltd, a former Sierra Vista shareholder, has the right to nominate the remaining three (3) members of the six (6) member board of directors of the Company, and all the shares subject to the voting agreement shall vote in favor of the six (6) nominees. The voting agreement is for a period of five years ending on February 27, 2002. The voting agreement may be extended for an additional five years. The owners of 507784 BC Ltd. are unaffiliated with either the Company or Mr. Koz. Also includes options to purchase 15,000 shares of Common Stock at $0.50 per share expiring August 7, 2001, held by Mr. Koz's wife.

   (3) Includes 1,000,000 shares of Common Stock owned by 507784 BC Ltd. and 4,478,000 shares beneficially owned by Mark C. Koz, all of which are subject to a Voting Agreement by and between 507784 BC Ltd. and Mark C. Koz, wherein Mr. Koz has the right to nominate three (3) members of the six (6) member board of directors of the Company and 507784 BC Ltd, a former Sierra Vista shareholder, has the right to nominate the remaining three (3) members of the six (6) member board of directors of the Company, and all the shares subject to the voting agreement shall vote in favor of the six (6) nominees.

(4) Includes options to purchase 400,000 shares of the Company's Common Stock at $2.75 per share, expiring May 27, 2002.

   (5) Includes options to purchase 200,000 shares of the Company's Common Stock at $1.75 per share, exercisable within sixty days.

   (6) Includes options to purchase 100,000 shares of the Company's Common Stock at $3.375 per share, exercisable within sixty days.

   (7) Includes 715,000 options to acquire shares of Common Stock and 1,000,000 share subject to a voting agreement discussed in footnotes
      (2) through (6).

                         SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of March 31, 1998, and the number of shares of Common Stock covered by this Prospectus.


     NAME AND ADDRESS OF       Number of shares of Common     Number of Shares of Common    Number of Shares of
         STOCKHOLDER            Stock Beneficially OWNED        STOCK OFFERED HEREBY{(1)}      Common Stock
                                  PRIOR TO THE OFFERING                                     Beneficially Owned
                                                                                               FOLLOWING THE
                                                                                                 OFFERING
                             # OF SHARES     % OF CLASS     # OF SHARES    % OF CLASS

JNC Opportunity Fund Ltd.   2,924,072{(2)}     11.79%        5,611,904       21.24%              0{(5)}
c/o Olympia Capital (Bermuda)
Ltd.
Williams House,
20 Reid Street
Hamilton HM11, Bermuda

Cardinal Capital Management,
Inc.
3340 Peachtree Road, N.E.
Suite 620                    250,000{(3)}       1.20%         250,000         1.20%              0{(6)}
Atlanta, GA 30326

Micro Technology S.A.
P. O. Box 556
Charlestown
Nevis                       1,742,358{(4)}      7.81         1,742,358        7.81               0{(7)}


(1) In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions in the formula for determining the conversion price of the Debentures provided for in the terms thereof (see "Description of Securities - Debentures"), and (iii) shares of Common Stock which may be issued in payment of interest on the Debentures, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of the Debentures, and interest thereon, at the conversion price in effect on February 6, 1998. JNC has agreed to restrict its ability to convert the Debentures, and interest thereon, and exercise of the Warrants to the extent that the number of shares of Common Stock held by JNC and its affiliates, after such conversion and/or exercise, exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

   (2) Includes (i) the number of shares of Common Stock issuable upon conversion of the Debentures, (ii) payments of interest thereon, and (iii) exercise of the Warrants, assuming conversion at the formula price in effect on March 31, 1998, (which price will fluctuate from time to time based on changes in the market price of the Common Stock and provisions in the formula for determining the conversion price). The Debentures were issued by the Company to JNC on December 22, 1997, in a transaction exempt from the registration requirements of the Securities Act of 1933 pursuant to Regulation D thereunder (the "Private Placement"). JNC has agreed to restrict its ability to convert the Debentures, and interest thereon, and exercise of the Warrants to the extent that the number of shares of Common Stock held by JNC and its affiliates, after such conversion and/or exercise, exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

(3) Includes the number of shares of Common Stock issuable upon exercise of warrants issued to Cardinal in consideration for investment advisory services provided in connection with the Private Placement.

   (4) Includes (i) the number of shares of Common Stock issuable upon conversion of the Note and (ii) payments of interest thereon, assuming conversion of all such principal and interest on March 31, 1998.

   (5) Assumes resale of all shares of Common Stock issuable upon conversion of the Debentures, and interest thereon, and exercise of the Warrants.

   (6) Assumes resale of all shares of Common Stock issuable upon exercise of the Additional Warrant.

   (7) Assumes resale of all shares of Common Stock upon conversion of the Note, and interest thereon.

                         PLAN OF DISTRIBUTION

     The Selling Stockholders may, from time to time, sell all or a portion of the Shares on the OTC Bulletin Board, or any other exchange or market upon which the Shares may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation, (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiate transactions,
(f) market sales, and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the Selling Stockholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon default by the Selling Stockholders, the broker may offer and sell the pledged Shares from time to time. Upon sales of the Shares, the Selling Stockholders intend to comply with the prospectus delivery requirements, under the Act, by delivering a prospectus to each purchaser in the transaction. The Company intends to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event a Selling Stockholder defaults under any customer agreement with brokers.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders, against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       DESCRIPTION OF SECURITIES

     The  Company's  authorized   capital  stock  consists  of
50,000,000 shares of Common Stock, par value $0.001. As of March 31, 1998, there were outstanding 20,561,897 shares of Common Stock held of record by stockholders.

COMMON STOCK

     Each stockholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Each holder of Common Stock has the right to cumulate his votes, which means each share shall have the number of votes equal to the number of directors to be elected and all of which votes may be cast for any one nominee. Subject to such preferences as may apply to any Preferred Stock which may be outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock and any participating Preferred Stock outstanding at that time would be entitled to share ratably in all assets remaining after the payment of liabilities and the payment of any liquidation preferences with respect to any outstanding Preferred Stock. Each outstanding share of Common Stock now is, and all shares of Common Stock that will be outstanding after completion of the offering will be, fully paid and non-assessable.

DEBENTURES

     The Company has issued 7% Convertible Debentures in the aggregate principal amount of $5 million (the "Debentures"). The Debentures accrue interest at the rate of 7% per annum and are convertible into shares of the Company's Common Stock at a conversion price equal to the lesser of $3.47 per share or, (i) through April 21, 1998, 85% of the average closing bid price of a share of Common Stock for the five trading days prior to conversion (the "Conversion Average Price"), or (ii) from April 22, 1998 through May 21, 1998, 82.5% of the Conversion Average Price, or
(iii) after May 21, 1998 to December 22, 2002, 80% of the Conversion Average Price. The Debentures may be converted into shares of Common Stock at the option of the holder in whole or in part as follows: (i) 33% of the aggregate principal amount of the Debentures may be converted prior to the earlier of April 21, 1998 or the effectiveness of this registration statement, (ii) 66% of the aggregate principal amount of the Debentures may be converted from April 22, 1998, through May 21, 1998, and (iii) the balance of the aggregate principal amount of the Debentures may be converted thereafter. The Debentures have a term of five years, expiring December 22, 2002 (the "Due Date"), and any remaining amounts of principal and accrued interest not previously converted or prepaid on the Debentures automatically converts into shares of Common Stock.

PROMISSORY NOTE

     The Note in the aggregate principal amount of $3 million was issued to MicroTechnology in connection with the Credit Facility on July 1, 1997, and amended by Addendum on December 18, 1997, to increase the Credit Facility and Note from $3 million to $5 million. The principal and interest on the Note may be converted, at the option of the holder, into shares of Common Stock in an amount equal to 80% of the trading price of a share of Common Stock on the date an advance of funds was made pursuant to the Credit Facility. Advances made under the Credit Facility are secured by all of the assets of the Company including, but not limited to, receivables, goods, equipment, inventory, contractual rights and other property interests. The Note and Credit Facility expire on June 30, 1998.

                             LEGAL MATTERS

     The validity of the shares of Common Stock offered by the Company and Common Stock offered by the Selling Stockholders will be passed upon by Bartel Eng Linn & Schroder, Sacramento, California. Certain members of the firm of Bartel Eng Linn & Schroder own Common Stock in InnovaCom representing, in the aggregate, less than 1% of InnovaCom's outstanding shares.



                         CHANGE IN ACCOUNTANTS

     Subsequent to the reverse merger between InnovaCom, Inc., a Florida corporation, and Jettson, on June 4, 1997, the Company's Board of Directors approved to retain Hein + Associates LLP as the Company's independent accountants and Michael Hoffer, Jettson's former accountant, was not retained. During the relationship between Jettson and Michael Hoffer, there were no disagreements regarding any matters with respect to accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountant, would have caused Michael Hoffer to make reference to the subject matter of the disagreement in connection with its report. Michael Hoffer's report for Jettson's financial position as of December 31, 1995, July 9, 1996 and July 31, 1996 and the results of its operations and cash flows for the periods July 10, 1996 to July 31, 1996, January 1, 1996 to July 9, 1996, for the year ended December 31, 1995 and from October 3, 1990 (inception) to July 31, 1996 are not a part of the financial statements of the Company included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion or qualification of modifications as to uncertainty, audit scope or accounting principles under generally accepted auditing standards. However, such report includes comments by the former accountant that cast substantial doubt on Jettson's ability to continue as a going concern. Prior to retaining Hein + Associates LLP, the Company had not consulted with Hein + Associates LLP regarding accounting principles.


                              EXPERTS

     The audited consolidated financial statements of the Company as of December 31, 1997, and for each of the two years in the period ended December 31, 1997, and from inception have been included in this Prospectus and Registration Statement in reliance upon the report of Hein + Associates LLP, independent certified public accountants, appearing elsewhere herein and in the Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

                        ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the shares of Common Stock offered hereby, has been filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock and Warrants offered hereby, reference is made to such Registration Statement and exhibits. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files periodic reports with the Commission. A copy of such reports and this Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at Room 1228, 75 Park Place, New York 10007, and Northwestern Atrium Center, 500 West Madison

Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement and the exhibits thereto and periodic reports may be obtained from those offices upon the payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports proxy and information statements and other information regarding issuers that file electronically with the Commission.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          PAGE

INDEPENDENT AUDITOR'S REPORT                                               F-2

CONSOLIDATED BALANCE SHEET - December 31, 1997                             F-3

CONSOLIDATED  STATEMENTS  OF OPERATIONS - For the
Years Ended December 31, 1997 and 1996, and For the
Period from March 3, 1993 (inception) to December 31, 1997                 F-4

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) -
For the Period from March 3, 1993 (inception) to December 31, 1997         F-5

CONSOLIDATED STATEMENTS OF  CASH  FLOWS - For the Years Ended
December 31, 1997 and 1996, and For the Period from March 3, 1993
(inception) to December 31, 1997                                           F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                F-11

                        INDEPENDENT AUDITOR'S REPORT



The Stockholders and Board of Directors
InnovaCom, Inc. and Subsidiaries (a Development Stage Enterprise)
Santa Clara, California

We have audited the accompanying consolidated balance sheet of InnovaCom, Inc. and subsidiaries (a Development Stage Enterprise) as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1996, and for the period from March 3, 1993 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of InnovaCom, Inc. and subsidiaries (a Development Stage Enterprise) as of December 31, 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996, and for the period from March 3, 1993 (inception) to December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, and as of December 31, 1997 has negative working capital of
$1,454,500, and has a stockholders deficit of $2,900,434, that raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.


HEIN + ASSOCIATES LLP
Certified Public Accountants

Orange, California
February 6, 1998, except for the last paragraph of Note 14, which is as of March 23, 1998

                     INNOVACOM, INC. AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED BALANCE SHEET



                                                                  DECEMBER 31,
                                                                        1997
                          ASSETS
CURRENT ASSETS:
  Cash                                                            $  4,148,434
  Cash - restricted                                                      8,480
  Prepaid and other expenses                                           176,627
                                                                 -------------
  Total current assets                                               4,333,541

PROPERTY AND EQUIPMENT, net                                            772,457
FILM RIGHTS AND FILM COST INVENTORY                                    277,500
DEBT ISSUANCE COSTS, net of accumulated
  amortization of $3,295                                               664,815
ACQUISITION COSTS                                                       68,364
DEPOSITS                                                                89,879
                                                                   -----------
TOTAL ASSETS                                                       $ 6,206,556
                                                                   ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
  Notes payable - related parties                                  $ 4,091,174
  Accounts payable                                                     691,247
  Accrued liabilities                                                1,005,620
                                                                   -----------
  Total current liabilities                                          5,788,041
LONG-TERM DEBT, less unamortized discount of
  $1,681,051                                                         3,318,949
                                                                    ----------
  Total liabilities                                                  9,106,990
                                                                    ----------
COMMITMENTS AND CONTINGENCIES (Notes 3 and 9)                                -
STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value, 50,000,000 shares
  authorized, 21,061,897 shares issued and 20,561,897
  outstanding                                                           20,562
  Warrants                                                             968,578
  Additional paid-in capital                                        15,129,201
  Deficit accumulated during development stage                     (19,018,775)
                                                                  -------------
  Total stockholders' (deficit)                                     (2,900,434)
                                                                  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)              $  6,206,556
                                                                  =============

    SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                     INNOVACOM, INC. AND SUBSIDIARIES
                     (A DEVELOPMENT STAGE ENTERPRISE)

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 MARCH 3, 1993
                                                   FOR THE YEARS ENDED          (INCEPTION) TO
                                                      December 31,               DECEMBER 31,
                                             1997                   1996             1997

REVENUES                                $    149,000              $         -   $    149,000
                                        ------------              ------------  ------------
COSTS AND EXPENSES:
  Costs of goods sold                         52,538                        -         52,538
  Research and development                 4,388,180                 2,711,028     7,099,208
  Production expenses                         36,235                        -         36,235
  Selling, general and administrative      5,285,493                 5,441,088    10,726,581
                                        ------------               -----------  ------------
    Total costs and expenses               9,762,446                 8,152,116    17,914,562
                                        ------------               ------------ ------------
OPERATING LOSS                            (9,613,446)                (8,152,116) (17,765,562)
                                        ------------               ------------ -------------
OTHER INCOME (EXPENSE):
  Interest income                            10,462                      1,622        12,084
  Interest expense                       (1,214,237)                   (10,611)   (1,224,848)
  Loss on disposal of
  property and equipment                     (2,559)                         -        (2,559)
  Other income (expense)                         -                     (31,490)      (31,490)
                                        -----------                  ----------- ------------
                                         (1,206,334)                   (40,479)   (1,246,813)
                                        -----------                  ----------- ------------
LOSS BEFORE INCOME TAX EXPENSE          (10,819,780)                (8,192,595)  (19,012,375)

INCOME TAX EXPENSE                            3,200                        800         6,400
                                        -----------                 -----------  ------------
NET LOSS                               $(10,822,980)              $ (8,193,395) $(19,018,775)
                                       ============               =============
BASIC AND DILUTED NET LOSS PER SHARE   $       (.60)              $       (.98)
                                       ============                 ===========
WEIGHTED AVERAGE NUMBER OF SHARES
 OUTSTANDING                             17,895,305                  8,361,597
                                       ============                  =========

 SEE   ACCOMPANYING  NOTES  TO  THESE  CONSOLIDATED  FINANCIAL STATEMENTS.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                   CONSOLIDATED    STATEMENT   OF   STOCKHOLDERS'   EQUITY
                                             (DEFICIT)

                                                                                                      DEFICIT
                                                                                                    ACCUMULATED          TOTAL
                                                                                  ADDITIONAL          DURING         STOCKHOLDERS'
                            COMMON STOCK                                            PAID-IN         DEVELOPMENT         EQUITY
                              SHARES            AMOUNT           Warrants           CAPITAL            STAGE           (Deficit)
COMMON STOCK, issued to
form company at
$0.0017 per share
(March 1993)                 5,100,000        $     5,100       $  -              $     3,400       $      -          $    8,500
Net loss                           -                    -          -                       -            (800)               (800)
                             ---------        -----------       ----------        ------------      ----------        -----------
BALANCES, December 31,
1993                         5,100,000              5,100          -                    3,400           (800)              7,700
Net loss                           -                    -          -                       -            (800)               (800)
                             ---------        -----------       -----------       -------------     ----------        -----------
BALANCES, December 31,
1994                         5,100,000              5,100          -                    3,400         (1,600)              6,900
Net loss                           -                    -          -                       -            (800)               (800)
                             ---------         ----------        -----------      -------------     ----------        -----------
BALANCES, December 31,
1995                         5,100,000              5,100          -                    3,400         (2,400)              6,100

Issuance of common stock
at $0.50 per share to
directors for services
performed (March 1996)         900,000                900          -                  449,100             -              450,000

Acquisition of Jettson
Realty Development
Inc. at $0.30 per
share (June 1996)              561,069                561           -                 168,184             -              168,745

Sale of common stock,
net of expenses at
$0.16 per share
(July 1996)                 4,620,015               4,620          -                  715,380             -               720,000

Issuance of common
stock at $0.50 per
share to employees
for services performed
(July 1996)                  500,000                  500          -                  249,500             -               250,000


Issuance of common
stock at $1.36 per
share for consulting
services performed
(July 1996)                 250,000                   250          -                  388,960             -               389,210

Sale of common stock
at $5.00 per share,
net of expenses
(October 1996)              280,000                   280          -                 1,399,720            -             1,400,000

Compensation
recognized upon
issuance of stock
options                          -                      -           -                2,493,873            -             2,493,873

Contribution of
Product License                  -                      -            -               1,275,000             -            1,275,000

Net loss                         -                      -            -                      -        (8,193,395)       (8,193,395)
                         -----------               --------      --------           -----------    --------------     -------------
BALANCES, December 31,
(1996)                   12,211,084                 12,211            -              7,143,117       (8,195,795)       (1,040,467)

Issuance of common
stock in exchange
for technology at
$5.00 per share
(January 1997)             100,000                     100            -                499,900             -              500,000

Sale of common
stock, net of
expenses at $2.90
per share
(February 1997)            229,310                      229            -               664,771              -             665,000

Acquisition of
Sierra Vista
net of expenses
at $0.37 per share
(May 1997)               8,514,500                    8,515             -            3,158,283              -           3,166,798


Issuance of common
stock at $2.43 per
share for legal
services rendered
(June 1997)                  7,003                        7              -              16,976              -              16,983


Shares returned per
settlement agreement
at par value              (500,000)                    (500)             -                 500              -              -

Warrants issued with
sale of convertible
debentures
(December 1997)                 -                         -         968,578                  -              -             968,578

Allocation of proceeds
from notes payable and
long-term liabilities
due to beneficial
conversion features             -                         -              -            2,086,988             -           2,086,988

Compensation recognized
upon issuance of stock
options                         -                         -              -            1,558,666             -           1,558,666

Net loss                        -                         -              -                   -      (10,822,980)      (10,822,980)
                          ----------               ----------     ----------         -----------    ------------      ------------
BALANCES, December 31,
1997                      20,561,897               $    20,562    $  968,578         $15,129,201    $(19,018,775)     $(2,900,434)
                          ==========               ===========    ==========         ============   =============     ============


SEE  ACCOMPANYING  NOTES  TO  THESE  CONSOLIDATED  FINANCIAL STATEMENTS.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        MARCH 3, 1993
                                                 FOR THE YEARS ENDED                   (INCEPTION) TO
                                                      DECEMBER 31,                     DECEMBER 31,
                                               1997                1996                    1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                               $  (10,822,980)     $   (8,193,395)        $  (19,018,775)
                                         ---------------     ---------------        ---------------
 Adjustments to reconcile net
   loss to net cash used in
   operating activities:

   Depreciation and amortization                173,656              21,175                194,831
   Loss on disposal of property and
     equipment                                    2,559                  -                   2,559
   Interest related to beneficial
     conversion features of notes
     payable and long-term liabilities        1,101,107                  -               1,101,107
   Compensation recognized upon               3,648,083
     issuance of stock or stock options       1,575,649           3,648,083              5,223,732
   Contribution of product license                   -            1,275,000              1,275,000
   Write down of purchased incomplete
     research and development                   500,000                  -                 500,000
   Write-off of related party
     receivable                                  45,532             94,062                 139,594
   Changes in operating assets and
     liabilities:
     Cash-restricted                              1,026             (9,507)                 (8,481)
     Prepaid and other expenses                (173,427)             5,300                (176,627)
     Film rights and film cost inventory        (27,500)                -                  (27,500)
     Deposits                                   (70,581)           (19,298)                (89,879)
     Accounts payable                           296,961            394,286                 691,247
     Accrued liabilities                        291,680            814,100               1,108,180
                                            ------------       ------------           -------------
     Net adjustments                          3,716,662          6,223,201               9,933,763
                                            ------------       ------------           -------------
       Net cash used in operating            (7,106,318)        (1,970,194)             (9,085,012)
                                            ------------       -------------          --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash received in acquisition of
      Sierra Vista Entertainment              2,916,798                -                 2,916,798
    Cost incurred for organization of
      joint venture                             (68,364)               -                   (68,364)
    Advance to related party                    (45,532)           (94,062)               (139,594)
    Purchases of property and
      equipment                                (768,181)          (205,166)               (973,347)
    Proceeds from sale of assets                  3,500                -                     3,500
                                            -------------        -----------          --------------
       Net cash provided by (used in)
         inveseting activities                2,038,221            (299,228)             1,738,993
                                            -------------        -----------          --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank overdraft                                (38,574)             38,574                      -
  Proceeds from sale of common stock            665,000           2,224,170              2,897,670
  Proceeds from notes payable                 3,981,512             106,478              4,087,990
  Net proceeds from sale of debenture
    with detachable warrants                  4,608,593                  -               4,608,593
  Principal payments on notes payable               -              (99,800)               (99,800)
                                             ----------           ----------          --------------
      Net cash provided by financing
        activities                            9,216,531           2,269,422             11,494,453
                                             ----------           ----------          ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS     4,148,434                   -              4,148,434

CASH AND CASH EQUIVALENTS,
  beginning of period                                -                    -                      -
                                          -------------            ----------         -------------
CASH AND CASH EQUIVALENTS,
  end of period                           $  4,148,434           $        -           $  4,148,434
                                          =============           ===========         =============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for:
    Interest                              $          -            $    9,079          $      9,079
                                          =============           ===========         ============
    Income taxes                          $      4,800            $        -          $      4,800
                                          =============           ===========         =============
NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Net assets acquired, net of cash,
     through acquisition of Sierra
     Vista Entertainment                  $    250,000             $        -         $    250,000
                                          =============            ===========        =============
   Return of 500,000 shares of
     common stock per settlement
     agreement                            $        500             $        -         $        500
                                          =============            ===========        =============
   Acquisition of technology
     for stock                            $    500,000             $        -         $    500,000
                                          =============            ===========        =============

     SEE ACCOMPANYING NOTES TO THESE CONSOLIDATED FINANCIAL STATEMENTS.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS:

         InnovaCom, Inc. ("the Company") was formed to develop, manufacture and/or supply Very Large Scale Integrated Circuits ("VLSI") and other related products for the specific application of broadcast quality encoded video using the Second Generation Standard of the Motion Picture Experts Group standard for video and audio compression ("MPEG-2"). The Company employs VLSI to create an MPEG-2 digital video encoding system on a chip.

         The Company was formed pursuant to a business reorganization effective July 10, 1996 between Jettson Realty Development, Inc. ("JRD"), a Nevada corporation formed in 1990 and InnovaCom Corp. (InnovaCom Florida), a Florida corporation formed in 1993. Under the reorganization, JRD issued 6,000,000 previously unissued restricted common shares in exchange for all of the issued and outstanding common stock of InnovaCom Florida. JRD's board of directors then changed the name of JRD to InnovaCom, Inc. and InnovaCom Florida became its wholly owned subsidiary. Prior to the reorganization, JRD had no operations. This transaction was accounted for as a reverse acquisition of JRD by InnovaCom Florida.

         On May 14, 1997, the Company acquired 100% of the issued and outstanding shares of Sierra Vista Entertainment, Inc., a Nevada Corporation ("Sierra Vista"), solely in exchange for common stock of the Company. Sierra Vista was originally incorporated under the name of Simone Anderson Productions under the laws of the state of Nevada on April 3, 1996. Simone Anderson Productions changed its name to Sierra Vista Entertainment, Inc. on February 21, 1997. Sierra Vista was formed to produce, acquire, and distribute low-budget feature films. The Company agreed to acquire all of the issued and outstanding shares of common stock of Sierra Vista for 8,514,500 previously unissued shares of common stock of the Company. The agreement between the Company and Sierra Vista obligates the Company to use its best efforts to register the shares issued in the acquisition with the SEC. The agreement calls for the Board of Directors to consist of six members; three to be nominated by the Company and three to be nominated by Sierra Vista, and the nominations approved by all shareholders. The transaction was accounted for as a purchase. Management believes that this transaction is a capital transaction in substance rather than a business combination. Therefore, no goodwill has been recorded. Sierra Vista had no material activity prior to the merger, therefore, the statements presented for the year ended December 31, 1997 resemble those that would be shown in a proforma.


2.       SIGNIFICANT ACCOUNTING POLICIES:

         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         STATEMENT OF CASH FLOWS - For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives (3 years) of the respective assets. The cost of normal maintenance and repairs is charged to operations as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of fixed assets sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

         FILM RIGHTS AND FILM COST INVENTORY - Film rights are stated at the fair market value of the stock issued upon contribution to the Company, which has become the cost of the assets, and consists of screen plays, foreign films, and other materials related to the film industry. Such amounts will be amortized to expense over their estimated useful lives. In compliance with Financial Accounting Standards Board (FASB) Statement Number 53 "Financial Reporting by Producers and Distributors of Motion Picture Films," the Company has capitalized production costs as film cost inventory. Such amounts will be amortized using the individual - film - forecast - computation method. Currently the Company has only incurred costs related to story rights and scenarios.

         DEBT ISSUANCE COSTS - Debt issue costs represent the offering costs associated with the sale of the debentures (See Note 7) and are being amortized using the interest method over the life of the debentures.

         ACQUISITION COSTS - Acquisition costs represent the cost incurred to date for the organization of the joint venture. (See Note 9) Such costs will be considered additional purchase price if the joint venture is ultimately formed, or otherwise charged to expense.

         RESEARCH AND DEVELOPMENT COSTS - Research and Development costs are charged to operations in the period incurred.

         INCOME TAXES - The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         ACCOUNTING ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. The actual results could differ from those estimates.

         The Company's financial statements are based upon a number of significant estimates, including the estimated useful lives selected for property and equipment, amortization of film cost inventory and other assets, and the adequacy of valuation allowances. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that these estimates will be further revised in the near term and such revisions could be material.

                              INNOVACOM, INC. AND SUBSIDIARIES
                              (A DEVELOPMENT STAGE ENTERPRISE)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         IMPAIRMENT OF LONG-LIVED ASSETS - In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

         STOCK-BASED  COMPENSATION   -   The  Company  has  elected  to  follow
         Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related interpretations in accounting for its employee stock options. In accordance with FASB123 entitled "Accounting for Stock-Based Compensation", the Company will disclose the impact of adopting the fair value accounting of employee stock options. Transactions in equity instruments with non-employees for goods or services have been accounted for using the fair value method prescribed by FASB123.

         CONCENTRATIONS OF CREDIT RISK - Credit Risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or groups of counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly effected by changes in economic or other conditions. In accordance with FASB105 entitled "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," the credit risk amounts shown in Note 10 do not take into account the value of any collateral or security.

         FAIR VALUE OF FINANCIAL INSTRUMENTS - The estimated fair values for financial instruments, under FASB107 entitled "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes all cash, accounts payable, long-term debt, and other debt, approximates the carrying value in the consolidated financial statements at December 31, 1997.

         EARNINGS PER SHARE - In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share"
         (FASB128). FASB128 provides for the calculation of "basic" and "diluted" earnings per share versus primary and fully diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company has implemented this statement for the current year and has appropriately reflected the adoption in the statement of operations. The results of operations and financial position were unaffected by this implementation.

         IMPACT  OF RECENTLY  ISSUED  STANDARDS  -  The  FASB  recently  issued
         Statement of Financial Accounting Standards 130 "Reporting Comprehensive Income" (FASB130) and Statement of Financial Accounting Standards 131 "Disclosures About Segments of an Enterprise and Related Information" (FASB131). FASB130 establishes standards for reporting

                                INNOVACOM, INC. AND SUBSIDIARIES
                                (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, FASB130 requires that all components of comprehensive income shall be classified based on their nature and shall be reported in the financial statements in the period in which they are recognized. A total amount for comprehensive income shall be displayed in the financial statements where the components of other comprehensive income are reported. FASB131 supersedes Statement of Financial Accounting Standards 14 "Financial Reporting for Segments of a Business Enterprise." FASB131 establishes standards on the way that public companies report financial information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. FASB131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         FASB130 and FASB131 are effective for financial statement for period beginning after December 15, 1997 and require comparative information for earlier years to be restated. Because of the recent issuance of these standards, management has been unable to fully evaluate the impact, if any, the standards may have on the future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.


3.       BASIS OF PRESENTATION:

         The financial statements have been prepared on a going concern basis, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company's ability to continue as a going concern because of the magnitude of its loss of $10,822,980 for the year ended December 31, 1997, and its negative working capital of $1,454,500 and its stockholder's deficit of $2,900,434 as of December 31, 1997. The Company's continued existence is dependent upon its ability to raise substantial capital, to generate revenues and to significantly improve operations.

         Management has taken several actions in response to these conditions. In May 1997, the Company acquired Sierra Vista in exchange for shares of its common stock (See Note 1). As a condition of completing the transaction, Sierra Vista raised approximately $3,000,000 in a private placement of its common stock, of which in excess of $2,000,000 was allocated for the Company's operations. In June 1997, the Company obtained a $5,000,000 convertible debt facility from a shareholder (See Note 6). In December 1997, the Company sold $5,000,000 of 7% convertible debentures through a private placement
         (See Note 7). Management believes that these actions will allow the Company to continue as a going concern.

         Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities or any other adjustment that might be necessary should the Company be unable to continue as a going concern.

                              INNOVACOM, INC. AND SUBSIDIARIES
                              (A DEVELOPMENT STAGE ENTERPRISE)

                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.       PROPERTY AND EQUIPMENT:

         Property and equipment consists of the following:

                                                  DECEMBER 31,
                                                     1997
                                                     ----
Computer and equipment                            $ 897,079
Office equipment and furniture                       69,233
                                                  ---------
                                                    966,213
   Accumulated depreciation                         193,855
                                                  ---------
                                                  $ 772,457
                                                  =========
5. ACCRUED LIABILITIES:

   Accrued liabilities consists of the following:

                                                  DECEMBER 31,
                                                     1997
                                                     ----

Accrued payroll and benefits                    $   377,841
Accrued consulting                                  216,402
Other                                               411,378
                                                -----------
                                                $ 1,005,621
                                                ===========

6. NOTES PAYABLE - RELATED PARTIES:

Note payable - shareholder bearing
interest at 10%, secured by all assets
of the Company.                                   $ 4,083,247

Note payable - related party in the
original amount of $50,000 bearing
interest at 18%, collateralized by
certain stock of the Company, due on                    7,927
demand (See Note 9)
                                                  -----------
                                                  $ 4,091,174
                                                  ===========

                        INNOVACOM, INC. AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Note payable - shareholder is related to a revolving convertible debt facility with a shareholder that calls for maximum outstanding principal balance not to exceed $5,000,000, bearing interest at 10%. The balance includes all borrowing and accrued interest outstanding. The debt is convertible into common stock at 80% of the market price for a share of common stock at the time a draw is funded. The Company has recorded interest expense and additional paid-in capital totaling $1,020,812 equal to the intrinsic value of the beneficial conversion feature of the debt. The principal and any unpaid interest are due June 1998.


7. LONG-TERM DEBT:

   In December 1997, the Company issued $5,000,000 of 7% convertible debentures, with two detachable warrants due December 2002. The net proceeds from the issuance totaled $4,608,593 and are being used for operations.

   The sales price of the debenture was allocated between the debt securities and the detachable warrants based on their relative fair values. In addition to the $391,407 of offering costs paid, a third warrant was issued as a finders fee. The third warrant entitles the holder to purchase 250,000 shares of the Company's common stock at a price of $2.43 per share and expires December 2002. The total offering costs have been allocated proportionately between the debentures and detachable warrants.

   Each of the two warrants attached to the debt securities entitle the holder to purchase up to 250,000 shares of the Company's common stock. The exercise price of warrant one is $3.00 per share and for warrant two is $4.00 per share. Both warrants expire December 2002.

   The debentures are convertible into shares of common stock as follows:

        1) 33% of the aggregate principal amount upon the earlier of (a) effective date of registration of the shares or (b) the 120th day after the Original Issue Date;

        2) 33% of the aggregate principal amount at any time prior to the 150th day after the Original Issue Date; and

        3) The balance any time after the 150th day after the Original Issue Date and prior to the closing on the maturity date.

   The conversion price to be used to determine the number of shares of common stock into which the debentures can be converted is the lesser of (1) $3.47 per share or (2) the applicable percentage multiplied by the average market price calculated on the conversion date. The applicable percentages are as follows:

        1) 85% of the average market price for any conversion prior to 120th day after the Original Issue Date;

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        2) 82.5% of the average market price for any conversion on or after the 120th day and prior to 150th day after the Original Issue Date; and

        3) 80% of the average market price for any conversion after the 150th day after the Original Issue Date.

   The Company must maintain a minimum trading volume of its common stock and must register the shares of common stock issuable upon conversion of the debentures, payment of interest thereon and exercise of the warrants.

   Interest is payable quarterly and may be paid with cash or registered shares of common stock. Accrued interest in the amount of $8,069 is included in accrued liabilities at December 31, 1997.

   The outstanding balance of the debentures of $3,318,949 as of December 31, 1997 has been reduced from the face amount due to allocation of the relative fair value of the detachable warrants and the beneficial conversion feature. The discount totalled $1,758,051 and is being amortized using the interest method. Amortization of the discount totalled $77,000 for the year ending December 31, 1997 and is included in interest expense. The amount related to the warrants ($691,875) is being amortized over the life of the debenture of 5 years. The discount related to the beneficial conversion feature ($1,066,176) is being amortized over the conversion period.


8. STOCKHOLDERS' EQUITY:

   In March 1996, the Company granted 900,000 shares of common stock to two directors for services performed in 1996. The Company has recognized $450,000 in compensation expense related to their services for the year ended December 31, 1996. The shares were valued by the Board of Directors, and the 900,000 shares of common stock are the subject of current litigation. (See Note 9)

   In March 1996, a company controlled by the Company's president contributed a license to the Company. The Company recorded the license at the cost recorded by the contributing company of $1,275,000. (See Note 9, Commitments and Contingencies, Product License.)

   In July 1996, the Company issued 500,000 shares of common stock to certain officers and directors of JRD for services rendered. The Company has recognized $250,000 in compensation expense related to these services for the year ended December 31, 1996. The shares were valued by the Board of Directors, and the 500,000 shares of common stock are the subject of current litigation (See Note 9).

   In October, 1996, the Company adopted the 1996 Incentive and Nonstatutory Stock Option Plan (the 1996 Plan) covering 1,500,000 shares. In 1997 this was increased to 3,000,000 shares pending shareholder approval. Under the plan, the Company can grant to key employees, directors, and consultants either incentive, non-statutory, or performance based stock options. The price of the options granted pursuant to the plan shall not be less than 100% of the fair market value of the shares on the date of grant. The board of directors will decide the vesting period of the options, if any, and no option will be exercisable after ten years from the date granted. Prices

                          INNOVACOM, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   for incentive options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant.

   During 1996, the Company issued 380,000 shares of common stock and options to purchase 1,099,500 shares of common stock to consultants for services rendered. The options were granted with exercise prices ranging from $0.001 to $3.00 per share, vesting throughout 1999 and expire from one to five years after the date of grant. The majority of these options were granted as a form of compensation to the consultants, and the exercise price was determined by the then Board of Directors. Of the options granted, 369,500 were granted under the 1996 Plan and 700,000 were granted for services rendered in connection with a private placement of the Company's common stock. Certain of these options are the subject of litigation (See Note 9). The Company has recognized $2,292,406 in compensation expense related to these services for the options and $389,210 for the stock for the year ended December 31, 1996. The 369,500 options granted under the Plan were forfeited during 1997.

   In October 1996, the Company granted non-plan options to purchase 3,500,000 shares of common stock to three individuals who are officers, directors and shareholders of the Company. The options were granted with an exercise price of $3.00 per share and expire in October 2001. The options vest as follows: 1,166,666 vest if fiscal 1997 revenues exceeds $5,000,000, 1,166,667 vest if fiscal 1998 revenue exceeds $25,000,000 and 1,166,667 vest if fiscal 1999 revenue exceeds $50,000,000. The 1,166,666 options related to 1997 expired due to lack of performance. These options are the subject of litigation. (See Note 9)

   In January 1997, the Company purchased the rights to certain proprietary technology from a third party in exchange for 100,000 shares of the Company's common stock. This technology was valued at $500,000 or $5.00 per share which was the current market value of the Company's common stock. At December 31, 1997, the $500,000 of the technology cost is included in research and development costs.

   During 1997 and 1996, the Company granted options under the 1996 plan to purchase 1,278,640 shares of common stock to employees who were hired in 1997 and 1996. The options were granted with exercise prices ranging from $0.50 to $3.75 per share, expire in 2002 and vest over three years from the date of hire. The Company has recognized $509,354 and $201,467 in compensation expense related to services provided for the years ending December 31, 1997 and 1996, respectively. During 1997, 171,050 of these options were forfeited.

   In April 1997, the Company granted options to purchase 100,000 shares of common stock for $3.375 per share for a term of three years in exchange for consulting services. Compensation expense in the amount of $272,480 was recognized during the year ended December 31, 1997 for services provided.

   In May 1997, the Company granted options to purchase 1,000,000 shares of common stock under the 1996 Plan to an officer. The options were granted with exercise prices ranging from $2.75 to $4.75 per share. 200,000 options vested upon grant, the remainder vest upon attainment of certain performance criteria.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   In July 1997, the Company granted 122,160 options to purchase common stock for prices ranging from $0.50 to $3.00 per share for consulting services rendered. Consulting expense in the amount of $374,295 was recorded for the year ending December 31, 1997.

   In July 1997, the Company retained the services of an investment advisor to assist in raising up to $15,000,000 in a private placement. In connection with these services, the Company granted options to purchase 400,000 shares of common stock under the Plan at $2.50 per share. 200,000 of the options were exercisable upon grant, the remainder will be exercisable upon the successful completion of a $15,000,000 private placement.

   In October 1997, the Company granted options to purchase 261,233 shares of common stock to employees under the 1996 Plan. The options were granted with an exercise price equal to market, $3.0625 per share. The options expire in 2002 and vest over three years or upon attainment of certain performance criteria. As of December 31, 1997, 65,500 of these options were forfeited.

   In November 1997, the Company granted options to purchase 105,000 shares of common stock to employees under the 1996 Plan. The options were granted with an exercise price equal to market, $2.5938 per share. The options expire in 2002 and vest over three years or upon a specific date.

   In November 1997, the Company granted non-plan options to purchase 1,500,000 shares of common stock to directors of the Company. The options were granted with an exercise price equal to market, $2.5938 per share, and expire in 2002. The options vest evenly over three years.

   In December 1997, the president of the Company returned 500,000 shares of common stock originally issued at par value. The stock was returned to settle any potential claims the Company may hold against him relating to the November 10, 1997 legal action described in Note 9. The return of these shares was recorded based on their original issue cost.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   The  following table sets forth activity for all options granted  under  the
   Plan:

                                                              AVERAGE
                                                          EXERCISE PRICE
                                   Number                    PER SHARE
                                   ------                 ---------------
OUTSTANDING, from
inception through
December 31, 1995                       -                 $        -
  Granted                          369,500                       1.62
  Forfeited                             -                          -
  Exercised                             -                          -
                                ----------                ---------------
BALANCE, December 31, 1996         369,500                       1.62
  Granted                        3,044,873                       2.60
  Forfeited                       (606,050)                      1.84
  Exercised                             -                          -
                                ----------                ---------------
BALANCE, December 31, 1997       2,808,323                 $      2.63
                                ==========                ===============

   Presented below is a comparison of the weighted average exercise price and market price of the Company's common stock on the grant date for all options granted under the 1996 Plan during the year ended December 31, 1997.

                                                     1997
                                  NUMBER            EXERCISE          MARKET
                                  of Shares          Price             Price
Market price equal to
   exercise price               1,064,533          $   3.00          $   3.00
Market price greater than
   exercise price                 940,340          $   1.37          $   3.39
Exercise price greater than
   market price                 1,040,000          $   3.29          $   2.53

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   At December 31, 1997 options to purchase 958,557 shares were exercisable at prices ranging from $0.50 to $3.375 per share. The remaining 1,849,766 options outstanding become exercisable as follows:

                                                                    WEIGHTED
                                          NUMBER OF                  AVERAGE
 YEAR ENDING DECEMBER 31,                  SHARES               EXERCISE PRICE
           1998                          1,337,647                 $ 3.04
           1999                            340,666                   1.44
           2000                            171,453                   2.99
                                         ---------                 ------
                                         1,849,766                 $ 2.74
                                         =========                 ======
   If not previously exercised, all options outstanding will expire during the year ended December 31, 2002.

   The following is a summary of all of the activity for non-plan options:

                                                                  WEIGHTED
                                          NUMBER OF             AVERAGE PRICE
                                           Shares                 Per Share
OUTSTANDING, from inception
   through December 31, 1995                     -                 $        -
   Vested options granted to
       consultants                         730,000                       2.90
   Performance options
       granted to officers               3,500,000                       3.00
   Vested options exercised by
       consultants                         (30,000)                      0.50
                                         ----------                ----------
BALANCE, December 31, 1996               4,200,000                       3.00
   Vested options granted to
       consultants                         217,500                       2.89
   Options granted to consultants            4,660                        .50
   Options granted to directors          1,500,000                       2.59
   Expired/cancelled options            (1,171,667)                      3.00
                                        -----------                -----------
BALANCE, December 31, 1997               4,750,493                 $     2.86
                                        ===========                ===========

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Presented below is a comparison of the weighted average exercise price and market price of the Company's common stock on the grant date for all non-plan options granted during the year ended December 31, 1997:

                                                 1997
                                     NUMBER            EXERCISE        MARKET
                                    of Shares            Price         Price
Market price equal to
  exercise price                   1,602,500          $    2.64      $    2.64
Market price greater than
  exercise price                     119,660          $    2.43      $    4.19
Exercise price greater than
  market price                          -             $     -        $     -

   At December 31, 1997 options to purchase 914,220 shares were exercisable at prices ranging from $0.50 to $3.37 per share. The remaining 3,836,273 options outstanding become exercisable as follows:

                                                             WEIGHTED
      YEAR ENDING                    NUMBER OF                AVERAGE
      DECEMBER 31,                    Shares               Exercise Price
         1998                       1,668,888             $    2.87
         1999                       1,667,387                  2.88
         2000                         499,998                  2.59
                                    ---------             ---------
                                    3,836,273             $    2.84
                                    =========             =========

   If not previously exercised, all options will expire during the year ended December 31, 2002.

   As stated in Note 2, the Company has not adopted the fair value accounting prescribed by FASB123 for employees. Had compensation cost for stock options issued to employees been determined based on the fair value at grant date for awards in 1997 and 1996 consistent with the provisions of FASB123, the Company's net loss and net loss per share would have been adjusted to the proforma amounts indicated below:

                                       1997                       1996

Net loss                           $ (12,352,083)            $ (8,229,908)
                                   ==============            =============
Net loss per common share          $        (.69)            $       (.98)
                                   ==============            =============

   The fair value of each option is estimated on the date of grant using the present value of the exercise price and is pro-rated based on the percent of time from the grant date to the end of the vesting period. The weighted-

                               INNOVACOM, INC. AND SUBSIDIARIES
                               (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   average fair value of the options on the grant date for 1997 and 1996 was $2.10 and $3.22 per share, respectively. The following assumptions were used for grants in 1997 and 1996: risk-free interest rates of 6.22% and 6.17%, respectively; expected lives of three years; dividend yield of 0%; and expected volatility of 144.0% and 164.7%, respectively.


9. COMMITMENTS AND CONTINGENCIES:

   In June 1997, the Company entered into an agreement with a foundry company in anticipation of manufacturing the Company's single chip MPEG-2 encoder. The agreement calls for payment of $225,000 for design and manufacture of the chip. As of December 31, 1997, the Company made a $90,000 non-refundable deposit to this entity for the start of design work. The remaining amounts are due upon shipment of the prototypes.

   In July 1997, the board of directors approved the Company entering into an agreement to obtain a 66% interest in a joint venture with China
   International Radio Development. As part of this agreement, the Company will have to fund up to $200,000 of expenses. The purpose of the joint venture is to develop an exhibition center in China to display new high-tech products. In connection with obtaining the joint venture interest, the Company will be issuing 100,000 shares of common stock to a third party as a finder's fee upon close of the agreement. As of December 31, 1997, the Company had not made this investment.

   In July 1997, the Company entered into an interim agreement to acquire all of the issued and outstanding shares of Technical Systems Associates ("TSA") in exchange for 100,000 shares of common stock. In October 1997, the Company rescinded the interim agreement and entered into an Option to Purchase and Mutual Release Agreement. Under the new agreement, the Company had the option to purchase TSA under the terms of the interim agreement through November 30, 1997 in exchange for $300,000. In addition, the Company agreed to provide up to $150,000 in debt financing if TSA obtained a certain purchase order. The debt financing was never provided. In January 1998, the Company entered into an Accord and Satisfaction and Release Agreement which stated that the Company would make a final payment in the amount of $58,000 to TSA for full release from any prior agreements entered into. This amount is included in accrued liabilities at December 31, 1997.

                                  LEASES

   The Company leases office space in California and certain office equipment under long-term operating leases. The Company's leases include the cost of real property taxes and maintenance expenses. Insurance and utilities are the Company's responsibility. Future minimum lease payments for all non-cancelable operating leases are as follows:

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     YEARS ENDING DECEMBER 31,                          AMOUNT
         1998                                         $  549,387
         1999                                            490,615
         2000                                            401,685
         2001                                            349,306
         2002                                            348,688
                                                     -----------
                                                     $ 2,139,681
                                                     ===========
   Rent expense was $193,214 for 1997.

                           EMPLOYMENT AGREEMENT

   In connection with the acquisition of Sierra Vista Entertainment,  Inc. (See
   Note 1), the Company entered into five year employment agreements with its president and the president of Sierra Vista which provide for minimum annual salaries totaling $420,000 and other incentives, as well as severance payments equal to one year's salary for termination without cause, and three years salary for termination without cause in connection with a change in control.

                                LITIGATION

   On October 7, 1996, the Company filed a complaint for declaratory relief against a former employee. The lawsuit states that the person breached a written employment agreement between the two parties. In response to the action, the employee filed a similar cross-complaint, which was subsequently amended after an unsuccessful mediation process. The amended cross complaint seeks damages in excess of $5,000,000 and 2% of the Company's stock outstanding as of April 1996. Management intends to pursue and defend this lawsuit vigorously and believes, based on current information, that no material adverse impact will arise as a result of the litigation.

   On December 27, 1996, the Company issued a purchase order to Compass Design Automation (Compass) in the amount of $1,021,300 for software tools. On March 18, 1997, the Company canceled this purchase order because it believes Compass reneged on certain commitments. In July 1997, Compass made a demand for payment. Company management has had discussions with Compass to resolve this issue, however, no agreement has been reached. Management believes, based on current information, that any settlement would not have a material adverse impact on the Company.

   On June 18, 1997, the Decorah Company and Edwin Reedholm, a shareholder and former director and officer, commenced a lawsuit seeking to recover in excess of $900,000 on a promissory note given to the plaintiffs by Digital Hollywood, Inc., a company controlled by the Company's president. The Company's president allegedly guaranteed the note through the pledging of approximately six million shares of the Company's stock. In addition to the original note amount, the Decorah Company and Edwin Reedholm seek to recover the pledged shares as well as a $7,225 balance on a promissory note

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   including interest and $69,746 in accrued wages and other expenses, both of which are accrued as of December 31, 1997. Management believes, based on current information, that this lawsuit will have no additional material adverse impact on the Company.

   Future Tel, Inc., filed claims amounting to $123,000 against the Company for recovery of unpaid lease payments and wages under an alleged reimbursement agreement. The parties have reached an agreement whereby the Company will pay $100,000. The Company has accrued this amount as of December 31, 1997.

   On November 10, 1997 the Company filed a suit against former officers and directors of the Company for breach of fiduciary duty and third parties who were involved in the initial merger between the Company and Jettson Realty Development as well as private placements of the Jettson Realty Development stock. The suit claims fraud, breach of fiduciary duty and negligence surrounding the acquisition. As part of this lawsuit, a director of the Company has filed a counterclaim asserting approximately $11,000,000 in damages. In addition, the suit also seeks to remove restrictive legends on the stock currently owned. The Company has accrued $75,000 for unpaid wages as of December 31, 1997. Management believes that this lawsuit will not have any material adverse impact on the Company. The litigation is in its initial stages and no discovery has commenced. Management intends to pursue this lawsuit vigorously and believes, based on current information, that no material adverse impact will arise as a result of the litigation. The Company has entered into a settlement agreement with the Company's president related to this suit whereby the Company's president agreed to return 500,000 shares of common stock. (See Note 8)

   On December 10, 1997, certain employees filed suit against the Company for compensation and waiting time penalties. The parties have reached an agreement whereby the Company will pay $34,370. The Company has accrued this amount at December 31, 1997.

   A former consultant has asserted claims against the Company for unpaid compensation of approximately $30,000 and stock option rights involving 169,500 shares. Settlement discussions are now underway. The unpaid compensation has been accrued as of December 31, 1997. Management believes, based on current information, that this lawsuit will not have any additional material adverse impact on the Company.

                              PRODUCT LICENSE

   In March 1996, a company controlled by the Company's president contributed a license to the Company. The Company recorded the license at the cost recorded by the contributing company of $1,275,000. The license grants the Company rights to use and grant sublicenses to use proprietary technology to develop the MPEG-2 video encoding systems on a chip. In accordance with Statement of Financial Accounting Standards 2, the cost of intangibles that are acquired from others for a particular research and development project and that have no alternative future use are research and development costs at the time the costs are incurred. As stated in Note 2, research and development costs are charged to operations in the period incurred. Consequently, the cost of acquiring the license was charged to research and development expense during 1996.

                             INNOVACOM, INC. AND SUBSIDIARIES
                             (A DEVELOPMENT STAGE ENTERPRISE)

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   The Company is committed under the license to pay royalties to a third party for a percentage of gross revenue on sublicenses and for a percentage of the Foundry price for silicon in connection with sales to end users as follows:

         12- MONTH PERIOD
         Ending March 26,                              Percentage
               1998                                       15%
               1999                                       8%
               2000                                       5%
               2001                                       3%
               2002                                       1%
               2003                                       1%

   The maximum amount of royalties to be paid under the license shall not exceed $3,000,000. No royalties have been earned or paid through December 31, 1997.

10. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

   As of December 31,1997, the Company maintained cash in banks that was approximately $3,648,000 in excess of the federally insured limited.


11. RELATED PARTY TRANSACTION:

   During 1997 and 1996, the Company made advances to a company controlled by the Company's president totaling $45,532 and $94,062, respectively. Management does not believe that the advances made are realizable and, as a result, has written off the receivable as of December 31, 1997, and 1996.

   In October 1997, the Company agreed to acquire certain patents from a company controlled by the Company's president in exchange for 2,000,000 shares of common stock. As of February 6, 1998, the exchange had not taken place.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. INCOME TAXES:

   Income tax expense is comprised of the following:

                                                              MARCH 3, 1993
                            FOR THE YEAR ENDED               (INCEPTION) TO
                                DECEMBER 31,                   DECEMBER 31,
                       1997                    1996                1997
Current
  Federal          $       -               $       -                 $      -
  State                 3,200                     800                   6,400
                   ----------              ----------                ---------
                        3,200                     800                   6,400
                   ----------              ----------                ---------
Deferred
  Federal                   -                       -                      -
  State                     -                       -                      -
                   ----------              ----------                 -------
Income tax expense $    3,200              $      800                 $ 6,400
                   ==========              ==========                 =======

        Deferred income tax assets (liabilities) are comprised of the following at December 31, 1997:

Current deferred income tax assets
(liabilities):
    Accounts receivable allowance                      $      13,767
    Accrued vacation                                          42,648
    Accrued wages                                            102,813
    Stock based compensation                               1,626,689
    Accrued settlement                                        74,002
    Other                                                      2,193
                                                       -------------
                                                           1,862,112
Valuation allowance                                       (1,862,112)
                                                       -------------
    Net current deferred tax asset                     $        -
                                                       =============
Long-term deferred tax assets (liabilities):
   Depreciation/amortization                           $     217,720
   Net operating loss carryforward                         4,801,223
   Research and development credit                           521,364
                                                       -------------
                                                           5,540,307
     Valuation allowance                                  (5,540,307)
                                                       -------------
      Net long-term deferred tax asset                 $          -
                                                       =============

                           INNOVACOM, INC. AND SUBSIDIARIES
                           (A DEVELOPMENT STAGE ENTERPRISE)

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Total income tax expense differed from the amounts computed by applying the U.S. federal statutory tax rates to pre-tax income as follows:

                                                                 MARCH 3, 1993
                                           FOR THE YEARS ENDED   (INCEPTION) TO
                                               DECEMBER 31,       DECEMBER 31,
                                           1997        1996            1997
Total expense (benefit) computed
  by applying the U.S. statutory rate    (34.0%)      (34.0%)         (34.0%)
   statutory rate
Nondeductible license costs                 -           5.3             2.3
Effect of valuation allowance             34.0         28.7            31.7
                                         ------       ------          ------
                                            - %          - %              - %
                                         ======       ======          =======

As of December 31, 1997, the Company has available net operating loss carryforwards for income taxes of $11,052,533 for federal purposes and $11,218,948 for California purposes which begin to expire in the year 2011 and 2001, respectively. The benefit of the net operating loss to offset future taxable income may be subject to limitation as a result of changes in stock ownership as prescribed in Internal Revenue Code Section 382.


13. BUSINESS SEGMENTS:

   The Company's operations have been classified into two business segments: technology and motion picture. The technology segment includes the development, manufacture, and/or supply of MPEG-2 video encoding systems and other related products. The motion picture segment includes the production, acquisition and distribution of feature films.

                                    INNOVACOM, INC. AND SUBSIDIARIES
                                    (A DEVELOPMENT STAGE ENTERPRISE)

                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Summarized financial information by segment for the year ended December 31, 1997 is as follows:

                                                          ADJUSTMENTS
                                                              AND
                       TECHNOLOGY      MOTION PICTURE     ELIMINATIONS     CONSOLIDATED
Revenues             $   149,000       $        -         $       -        $    149,000
Interest income            6,080            4,382                 -              10,462
Interest expense      (1,214,237)               -                 -          (1,214,237)
Loss before income
  tax expense        (10,304,250)        (515,530)                -          (10,819,780)
Depreciation and
  amortization           169,259            4,397                 -              173,656
Capital expenditures     715,151           53,030                 -              768,181
Identifiable assets    7,393,890        2,685,089           (3,872,423)        6,206,556


   During 1997, the Company acquired the motion picture segment, therefore, there are no segments to report for the year ended December 31, 1996.


14. SUBSEQUENT EVENTS:


   In January 1998, the Company established the InnovaCom, Inc. 401(K) Profit Sharing Plan (the Plan) covering substantially all of its employees and the employees of its subsidiaries. Management determines, at its discretion, the amount of any matching or other contributions to the Plan.

   In February 1998, the Company granted 142,500 options to employees under the 1996 Plan. The options were granted at market of $2.50 per share, and vest over 3 years at 30% for the first year, 30% for the second year, and 40% in the third year.

   In February 1998, the Company established a Gecko Chip Release Bonus whereby if a prototype of the Gecko chip is functioning by April 30, 1998, the design team will be eligible for a cash payment of $60,000 plus 100,000 options, with the distribution to be determined by the design team manager.

   In February 1998, the Company established a bonus pool for the design team working on the Gecko chip. The team members employed on January 1, 1998 would be eligible for 2% of the 1998 revenue generated by the Gecko chip and 1% of the 1999 revenue generated by the Gecko chip. The 1999 bonus shall not exceed $600,000. Eligibility will be determined based on employment status.

   On March 23, 1998, the Company hired a new individual to become President, Chief Executive Officer and a member of the Board of Directors of the Company effective May 1, 1998. The Company has entered into an employment agreement with this individual which provides for a signing bonus of $200,000 and an annual salary of $250,000 and other incentives including options to purchase up to 1,000,000 shares of the Company's common stock for $1.75 per share and severance payments up to $1,000,000 for termination without cause. The options expire in ten years. One third of the options vest immediately, one third vest in one year and the remainder vest in two years. The initial term of the employment agreement is five years. The employment agreement is contingent on the Company's obtaining $5,000,000 in financing on or before April 15, 1998, and securing its performance under the agreement by the issuance of a $1,000,000 letter of credit.

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     The Company has adopted Section 78.751 of the Domestic and Foreign Corporation Laws of the State of Nevada in its bylaws. Section 78.751 states:

           1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

           2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Company has entered into indemnification agreements with its officers and directors. Pursuant to the agreements, The Company has agreed to defend and indemnify such officers and directors for all expenses and liabilities for acting as such.

     In addition, the Company carries directors' and officers' insurance pursuant to authority in its Bylaws to maintain a liability insurance policy which insures directors or officers against any liability incurred by them in their capacity as such, or arising out of their status as such.

Item 25.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the Selling Stockholders except for commissions and expenses, if any, related to the sale of their shares. All of the amounts shown are estimates, except for the SEC registration fees.

                SEC registration fee              $   6,415.64
                Accounting fees and expenses    * $  50,000
                Legal fees and expenses         * $  60,000
                Printing costs                    $   2,500
                Miscellaneous                   * $   1,500

                      TOTAL                       $ 120,415.64
     *estimated



Item 26.  Recent Sales of Unregistered Securities.

     On December 22, 1997, the Company sold to JNC, an institutional investor, 7% Convertible Debentures in the aggregate principal amount of $5 million and warrants to purchase 250,000 shares of Common Stock at an exercise price of $3.00 per share and warrants to purchase 250,000 shares of Common Stock at an exercise price of $4.00 per share. At the same time, the Company issued warrants to purchase 250,000 shares of Common Stock at $2.43 per share to Cardinal Capital Management, Inc., an institutional investor, in consideration for investment advisory services provided in connection with the private placement. In addition, the Company commissions in the aggregate amount of $300,000 to Cardinal Capital Management, Inc. The transactions were exempt from registration upon reliance of Section 4(2) and Regulation D of the Securities Act.

     In June 1997, Patrick Johnson, Esq. received 7,003 shares of Common Stock in consideration for approximately $17,000 worth of legal services previously rendered. The transaction was exempt from registration upon reliance of Section 4(2) and Regulation D promulgated under the Securities Act. No commissions were paid.

     On May 12, 1997, the Company issued 8,514,500 shares of Common Stock to approximately 65 purchasers in exchange for all of the outstanding shares of Sierra Vista. No commission was paid by the Company, and the Company shares of Common Stock were not registered with the Commission upon reliance of Section 3(a)(10) of the Securities Act. The shares were issued pursuant to a fairness hearing held by the California Department of Corporations.

     On February 19, 1997, the Company sold to the Checkers Foundation, a foundation located in Vaduz, Liechtenstein, 229,310 shares of Common Stock for an aggregate purchase price of $665,000. No commission was paid. The transaction was exempt from registration upon reliance upon Section 4(2) and Regulation D of the Securities Act.

     In January 1997, the Company issued 100,000 shares of Common Stock to Dr. Paul Kim, an unaffiliated third party, in exchange for an MPEG-1 board design. The trading price of a share of Common Stock on the date of the exchange was $5.00 per share. The transaction was exempt from registration upon reliance of Section 4(2) and Regulation D promulgated under the Securities Act. No commissions were paid.

     On November 19, 1996, the Company issued approximately 240,000 shares of Common Stock in exchange for $1,200,000 at $5.00 per share. No commission was paid. The transaction was exempt from registration upon reliance of Section 4(2) and Regulation D of the Securities Act.

     On July 3, 1996, the Company issued approximately 5,028,215 shares of Common Stock in exchange for approximately $819,142 at approximately $.16 per share. No commission was paid. The transaction was exempt from registration upon reliance of Section 3(b) and Regulation D of the Securities Act.

Item 27.  Exhibits.

     3.1 Certificate of Incorporation, as amended, of the Company (originally filed as exhibit 2.1){(1)}
     3.2 Amended and Restated Bylaws of the Company (originally filed as exhibit 2.2){(1)}
     5.1   Opinion of Bartel Eng Linn & Schroder re Legality
     10.1 Plan and Agreement of Reorganization, dated February 27, 1997, as amended April 1, 1997 and May 14, 1997, between the Company and Sierra Vista (originally filed as exhibit 6.1){(1)}
     10.2 License Agreement, dated as of March 7, 1996, between the Company and FutureTel (originally filed as exhibit 6.2){(1)}
     10.3 Employment Agreement with Mark C. Koz, dated as of May 15, 1997 (originally filed as exhibit 6.3){(1)}
     10.4 Employment Agreement with F. James Anderson, dated as of May 15, 1997 (originally filed as exhibit 6.4){(1)}
     10.5 Escrow Agreement and Instructions between the Company, Sierra Vista and Bartel Eng Linn & Schroder, dated as of February 27, 1997 (originally filed as exhibit 6.5){(1)}
     10.6 Lease between Cooperage-Rose Properties II and the Company (originally filed as exhibit 6.6){(1)}
     10.7 Credit Facility Agreement between the Company and Micro Technology S.A., dated as of July 1, 1997 (originally filed as exhibit 6.7){(1)}
     10.8 Security Agreement between the Company and Micro Technology S.A., dated as of July 1, 1997 (originally filed as exhibit 6.8){(1)}
     10.9 Convertible Debenture Purchase Agreement, dated as of December 22, 1997, with JNC (originally filed as exhibit 6.9){(2)}
     10.10 7% Convertible Debentures, due December 22, 2002, payable to JNC (originally filed as exhibit 6.10){(2)}
     10.11 Registration Rights Agreement, dated as of December 22, 1997, with JNC (originally filed as exhibit 6.11){(2)}
     10.12 Escrow Agreement, dated December 22, 1997, between the Company, JNC and Robinson Silverman Pearce Aronsohn & Berman LLP (originally filed as exhibit 6.12){(2)}
     10.13 Warrants dated December 22, 1997, to purchase up to 500,000 shares of Common Stock held by JNC (originally filed as exhibit 6.13){(2)}
     10.14 Warrants dated December 22, 1997, to purchase up to 250,000 shares of Common Stock held by Cardinal (originally filed as exhibit 6.14){(2)}

     10.15 Addendum to Credit Facility, dated December 18, 1997, with Micro Technology S.A. (originally filed as exhibit 6.15){(2)}
     10.16 Settlement Agreement between the Company and Mark Koz (originally filed as exhibit 6.16){(2)}
     10.17 Joint Venture contract between the Company and CRI, dated September 13, 1997
     10.18 Accord and satisfaction and Release Agreement between the Company and Technical Systems Associates, Inc., dated January 16, 1998
     10.19 Employment Agreement with Thomas E. Burke, dated March 23, 1998
     10.20 1996 Incentive and Nonstatutory Stock Option Plan (originally filed as exhibit 3.1){(1)}
     10.21 Voting Agreement of InnovaCom, Inc., dated February 27, 1997, and amended as of April 1, 1997, May 14, 1997, June 10, 1997, and December 1, 1997, between Mark Koz and 507784 BC Ltd. (originally filed as exhibit 5.1){(1)}
     16.1  Letter regarding change in certifying accountant
     21.1  Subsidiaries of the small business issuer
     23.1  Consent of Hein + Associates LLP is filed herein (Page II- 6)
     23.2  Consent of Bartel Eng Linn & Schroder is contained in Exhibit 5.1
     27.1  Financial Data Schedule
     99.1  Consent of Thomas E. Burke
     99.2  Consent of Peter J. Sprague

     (1)   Previously filed with the Company's Form 10-SB on December 12, 1997
     (2) Previously filed with the Company's Registration Statement on Form SB-2 on February 9, 1998.


Item 28.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, that the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for to the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering thereof.

     The Company undertakes that it will:

     (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors of
InnovaCom, Inc., a Nevada corporation:


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated February 6, 1998, except for the last paragraph of Note 14 which is as of March 23, 1998, relating to the consolidated financial statements of InnovaCom, Inc., a Nevada corporation, and Subsidiaries. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.





HEIN + ASSOCIATES LLP
Certified Public Accountants



Orange, California
April 15, 1998

                              SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing pre-effective amendment no. 1 to Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on March 31, 1998.

                                 InnovaCom, Inc.



                                    /S/ MARK C. KOZ
                                 By:  Mark C. Koz, President


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



March 31, 1998                /S/ MARK C. KOZ

                                 Mark C. Koz, President and Chairman of the
                                 Board of Directors (Principal Executive
                                 Officer)


March 31, 1998                /S/ STANTON R. CREASEY

                                 Stanton R. Creasey, Chief Financial Officer
                                 (Principal Financial and Accounting Officer)


March 31, 1998                /S/ TONY LOW

                                 Tony Low, Director


March 31, 1998                /S/ F. JAMES ANDERSON

                                 F. James Anderson, Director


March 31, 1998                /S/ ROBERT SIBTHORPE

                                 Robert Sibthorpe, Director


March 31, 1998                /S/ JOHN CHAMPLIN

                                 John Champlin, Director